As filed with the Securities and Exchange Commission on

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great American Life Insurance Company

(Exact name of registrant as specified in its charter)

Ohio	6311	13-1935920
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

301 East Fourth Street, Cincinnati, Ohio 45202

(513) 357-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Gruber

Great American Life Insurance Company

301 East Fourth Street, Cincinnati, Ohio 45202

(513) 357-3300

(Name and Address of Agent of Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Individual Fixed-Indexed Flexible Premium Deferred Annuity Contract	$X,XXX,XXX	N/A See Note 1.	$XXX,XXX,XXX	$XXX.XX

Note 1. The proposed maximum offering price per unit is not applicable because these securities are not issued in predetermined amounts or units. The full registration fee will be paid upon pre-effective amendment.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

GREAT AMERICAN LIFE INSURANCE COMPANY

Mailing Address: P.O. Box 5423, Cincinnati OH 45201-5423

Administrative Office: 301 East Fourth Street, Cincinnati OH 45202

Annuity Services: 1-800-789-6771

[Product Name] ANNUITY

PROSPECTUS dated [xxxx xx, 201X]

The [Product Name] Annuity is a deferred annuity contract (the “Contract”) issued by Great American Life Insurance Company (“Great American Life,” “we” or “us”). The Contract accepts purchase payments for a limited period. The initial purchase payment must be at least $25,000.

The Contract offers investors the opportunity to allocate funds to indexed strategies for one-year periods (a “Term”). Indexed strategies provide returns based, in part, on the change in the value of the S&P 500® Index (the “Index”).

•	The value of an indexed strategy will increase if there is a positive change in the Index value during a Term. Any increase during a Term is subject to an upper limit called the cap.

•	The value of certain indexed strategies will decrease if there is a negative change in the Index value during a Term. Any decrease during a Term is subject to a lower limit called the floor. If an indexed strategy has a floor that allows for a loss, then it includes a risk of potential loss of principal each Term.

We can change the cap for each new Term of an indexed strategy. The floor for each indexed strategy will not change. In general, we will set a higher cap for an indexed strategy with a floor that allows for a greater loss.

The Contract also offers a declared rate strategy, which credits interest based on a fixed interest rate. The fixed interest rate varies from Term to Term, but will never be less than 1%.

Additional Risk Factors for this Contract appear on [page XX][pages XX-XX].

Please read this prospectus before investing and keep it for future reference. It contains important information about your annuity and Great American Life that you ought to know before investing.

The Table of Contents for this Prospectus is located on the back cover page.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

•	The Contract is not insured by the FDIC (Federal Deposit Insurance Corporation) or the NCUSIF (National Credit Union Share Insurance Fund).

•	Although the Contract may be sold through relationships with banks or other financial institutions, the Contract is not a deposit or obligation of, or guaranteed by, such institutions or any federal regulatory agency.

•	The Contract is a security. It involves investment risk and may lose value.

The Contract doesn’t invest in any stock, debt or other investments. If you buy this Contract, you aren’t investing directly in the Index or the stocks included in the Index. All guarantees under the Contract are the obligations of Great American Life and are subject to the claims-paying ability of Great American Life.

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The principal underwriter of the Contract is Great American Advisors, Inc. The offering of the Contract is intended to be continuous. The underwriter will use its best efforts to sell the Contact.

This prospectus is not an offering in any state, country, or jurisdiction in which we are not authorized to sell the Contract.

If you purchase a Contract, you may cancel it within 20 days after you receive it. If you purchase a Contract to replace an existing annuity contract or insurance policy, you have 30 days to cancel it. The right to cancel period may be longer in some states. In many states, you will bear the risk of investment gain or loss before cancellation. The right to cancel is described more fully in the Right to Cancel section of this prospectus.

Our form number for the Contract is PXXXXXNW. This form number may vary by state. The Securities and Exchange Commission file number for the Contract is 333-XXXXXX.

Special Terms

In this prospectus, the following capitalized terms have the meanings set out below.

ACCOUNT VALUE. The total of the Purchase Payment Account value and the values of each Strategy during the Accumulation Period.

ACCUMULATION PERIOD. The period prior to the Income Start Date.

ADMINISTRATIVE OFFICE. 301 East Fourth Street, Cincinnati OH 45202. We may change the address of our Administrative Office by sending you a notice of the change. “Administrative Office” does not mean our post office box. We deem a Purchase Payment, a Request in Good Order and any other paperwork mailed to our post office box as received by us when it reaches our Administrative Office.

ANNUITANT. The natural person on whose life Income Benefit payments are based.

BAILOUT CAP. The lowest Cap for the next Term of an Indexed Strategy before Early Withdrawal Charges are waived under the Bailout provision of the Contract. Each Term of an Indexed Strategy has its own Bailout Cap, even if no funds are applied to that Strategy for that Term. The initial Bailout Cap for each Indexed Strategy is set out on your Contract Specifications Page.

BENEFICIARY. The person entitled to receive any Death Benefit that is to be paid under the Contract.

CAP. The largest possible Index Gain that is taken into account for a given Indexed Strategy for a given Term. We set a Cap for each Term of an Indexed Strategy before the start of that Term. For a given Term, different Caps for the same Indexed Strategy may apply with respect to amounts attributable to Purchase Payments received on different dates.

CONTRACT. The legal agreement between you and Great American Life, including applicable endorsements and riders.

CONTRACT ANNIVERSARY. The date in each year that is the annual anniversary of the Contract Effective Date.

CONTRACT EFFECTIVE DATE. The date as of which the initial Purchase Payment is applied to the Contract. That date is set out on your Contract Specifications Page.

CONTRACT SPECIFICATIONS PAGE. The page in your Contract that contains details unique to your Contract.

CONTRACT YEAR. Each 12-month period that begins on the Contract Effective Date or on a Contract Anniversary.

DEATH BENEFIT. The benefit described in the DEATH BENEFIT section of this Prospectus.

DEATH BENEFIT START DATE. Either: (1) the first day of the first payment interval for a Death Benefit that is paid as periodic payments; or (2) the date of payment for a Death Benefit that is paid as a lump sum.

DEATH BENEFIT VALUATION DATE. The earlier of: (1) the date we receive both Due Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit; or (2) one year from the date of death.

DECLARED RATE. A fixed interest rate set by the Company for a Term of the Declared Rate Strategy.

DECLARED RATE STRATEGY. A Strategy that credits interest at a Declared Rate.

DUE PROOF OF DEATH. One of the following: (1) a certified copy of a death certificate; or (2) a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death. We may also accept other proof that is satisfactory to us.

EARLY WITHDRAWAL CHARGE. A charge deducted from the Account Value of your Contract if, during the first seven Contract years, it is Surrendered or a withdrawal is taken in excess of the Free Withdrawal Allowance.

FLOOR. The worst possible Index Loss that is taken into account for a given Indexed Strategy for a Term. The Floor set for a particular Indexed Strategy will apply to all Terms of that Strategy.

FREE WITHDRAWAL ALLOWANCE. The total amount that may be taken as a withdrawal or Surrender during a Contract Year without an Early Withdrawal Charge that would otherwise apply. This amount is described in the Free Withdrawal Allowance section of this Prospectus.

GREAT AMERICAN LIFE (“WE,” “US,” “OUR,” “COMPANY,” “GALIC”). Great American Life Insurance Company.

GUARANTEED MINIMUM DECLARED RATE. The Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. It will never be less than 1%.

INCOME BENEFIT. The benefit described in the INCOME BENEFIT (INCOME PERIOD) section of this Prospectus.

INCOME PERIOD. A period starting on the Income Start Date during which Income Benefit payments are payable.

INCOME START DATE. The first day of the first payment interval for which payment of an Income Benefit is to be made.

INDEX. The S&P 500® Index.

INDEX GAIN. The increase, if any, in the Index Value over a Term of an Indexed Strategy. An Index Gain is expressed as a percentage of the Index Value at the start of the Term. An Index Gain is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.

INDEX LOSS. The decline, if any, in the Index Value over a Term of an Indexed Strategy. An Index Loss is expressed as a percentage of the Index Value at the start of the Term. An Index Loss is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.

INDEX VALUE. The standard industry value of the Index. The Index Value is determined at each Market Close. The Index Value at the start of a Term is the Index Value at the last Market Close on or before the first day of that Term. The Index Value at the end of a Term is the Index Value at the final Market Close of that Term.

INDEXED STRATEGIES. Strategies that provide a return based, in part, on changes in the Index Value.

JOINT OWNER. If there is more than one Owner, each Owner will be a Joint Owner of the Contract.

MARKET CLOSE. The close of regular trading on the New York Stock Exchange on a day that it is open for regular trading.

MARKET DAY. A day on which the New York Stock Exchange is open for regular trading.

OWNER (“YOU,” “YOURS”). The person(s) entitled to the ownership rights under the Contract. If Joint Owners are named, each reference to Owner means Joint Owners.

PAYOUT OPTION. The form in which Income Benefit payments are made. Available options are described in the PAYOUT OPTIONS section of this Prospectus.

PURCHASE PAYMENT ACCOUNT. An account where a Purchase Payment is held from the date it is applied to the Contract until the next Strategy Application Date.

PURCHASE PAYMENT PERIOD. The two-month period that starts on the Contract Effective Date during which you may make a Purchase Payment.

REQUEST IN GOOD ORDER. Information provided or a request made, that is:

•	complete and satisfactory to us;

•	sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

•	received at our Administrative Office.

Information provided or a request made is complete and satisfactory when we have received: (1) all the information and legal documentation that we require to process the information or the request; and (2) instructions that are sufficiently clear that we do not need to exercise any discretion to process the information or the request. If you have any questions, you should contact us or your registered representative before submitting your request.

A request is subject to any payment that we make before we acknowledge it. It is also subject to any action that we take before we acknowledge it. Where appropriate, we will deem a Request in Good Order to be a standing order. It may be modified or revoked only by a subsequent Request in Good Order, when permitted by the terms of this Contract. You may be required to return this Contract to us in connection with a request.

STRATEGIES. At any point in time, the Declared Rate Strategy and the available Indexed Strategy(ies).

STRATEGY APPLICATION DATE. The 6th and 20th days of each month. On a Strategy Application Date, we will apply the amount then held in the Purchase Payment Account to the Strategies.

SURRENDER. The termination of your Contract in exchange for its Surrender Value. The Surrender Value of your Contract at any time is equal to the Account Value, less the Early Withdrawal Charge that would apply on a Surrender of your Contract.

TAX-QUALIFIED CONTRACT. An annuity contract that is intended to qualify for special tax treatment for retirement savings. Whether your Contract is a Tax-Qualified Contract is set out on your Contract Specifications Page.

TERM. For a Declared Rate Strategy, the one-year period during which a Declared Rate is in effect. For an Indexed Strategy, the one-year period over which the Index Gain or the Index Loss is calculated. Each Term will begin and end on a Strategy Application Date or an anniversary of it. A new Term will begin on the day that the preceding Term ends.

VESTED INDEX GAIN. The portion of an Index Gain for the current Term that is taken into account when determining the value of an Indexed Strategy. For any day of a Term, the Vested Index Gain is equal to: (1) the Index Gain, if any, to the extent that it does not exceed the Cap; multiplied by (2) the applicable Vesting Factor for that day.

VESTED INDEX LOSS. The portion of an Index Loss for the current Term that is taken into account when determining the value of an Indexed Strategy. For any day of a Term, the Vested Index Loss is equal to the Index Loss, if any, to the extent that it is no worse than the Floor.

VESTING FACTOR. A factor used to determine a Vested Index Gain. The Vesting Factors for Index Gains are set out on your Contract Specifications Page.

Summary

The Great American Life [Name] Annuity is a modified single premium deferred annuity contract that may help you accumulate retirement savings. The Contract is intended for long term investment purposes. The Contract is a legal agreement between you as the Owner and us as the issuing insurance company. In the Contract, you agree to make one or more Purchase Payments to us and we agree to make a series of Income Benefit payments during the Income Period. You also have the option to purchase the [name] income rider, which provides you with the opportunity to receive periodic rider income payments and still retain the option to take additional money out of your Contract until its value is exhausted.

The following chart describes the key features of the Contract. Please read this prospectus for more detailed information about the Contract.

Contract	Modified single premium deferred annuity contract

Purchase Payments	Initial Purchase Payment:	$25,000 minimum
	Additional Purchase Payments:	$10,000 minimum each
	Purchase Payment Period:	Ends two months after Contract Effective Date
	Total Purchase Payments:	$1,000,0000 maximum for ages up to 75
$750,000 maximum for ages over 75
Prior approval required for Purchase Payments in excess of applicable maximum

Issue Age	Up to age 80 on Contract Effective Date

Contract Periods	The Contract has two periods.

	•	The Accumulation Period is the period prior to the Income Start Date. During the Accumulation Period, your Contract may accumulate earnings on a tax-deferred basis.

	•	The Income Period begins on the Income Start Date. During the Income Period, we will make Income Benefit payments.

Account Value	The total of the Purchase Payment Account value and the value of the Strategies during the Accumulation Period.

Term	The Term for all Strategies is one year in length.

Index	The S&P 500® Index

Indexed Strategies	Amounts you allocate to an Indexed Strategy are adjusted by Vested Index Gains and Vested Index Losses.

	•	The value of an Indexed Strategy will increase if there is a positive change in the Index Value during a Term. Any increase during a Term is subject to the Cap for that Indexed Strategy for that Term and a Vesting Factor.

	•	If an Indexed Strategy has a Floor that allows for a loss, the value of that Indexed Strategy will decrease if the Index Value declines during a Term. Any decrease during a Term is subject to the Floor for that Indexed Strategy.

We currently offer three Indexed Strategies. Each Indexed Strategy has a different level of protection.

	•	Conservative – An Indexed Strategy with a Floor that does not allow for a loss. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss is absorbed by us.

	•	Moderate – An Indexed Strategy with a Floor that allows for a loss of up to 5% each Term. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss of more than 5% for a Term is absorbed by us.

	•	Aggressive – An Indexed Strategy with a Floor that allows for a loss of up to 10% each Term. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss of more than 10% for a Term is absorbed by us.

Caps

We set a Cap for each Indexed Strategy prior to the start of each Term. This means the Cap for an Indexed Strategy may change for each Term. We will notify you of the Cap that will apply to an Indexed Strategy for the next Term 30 days in advance of that Term.

In general, we will set a higher Cap for an Indexed Strategy that has a Floor that allows for a greater loss. Consequently, the Moderate Indexed Strategy generally will have a higher Cap than the Conservative Indexed Strategy and the Aggressive Indexed Strategy generally will have a higher Cap than the Moderate Indexed Strategy.

Floors	We set the Floor for each Indexed Strategy on Contract Effective Date. That Floor will apply to all Terms of that Indexed Strategy.

Vesting Factors	We set the Vesting Factors for the Index Strategies on the Contract Effective Date. The Vesting Factors will be used to determine Vested Index Gains are set out on your Contract Specifications Page.

Adjustments for Vested Index Gains and Vested Index Losses	Each day of a Term, the value of amounts held under an Indexed Strategy is adjusted for the Vested Index Gain or the Vested Index Loss since the start of that Term. The adjustments are calculated on the investment base, which is the amount applied to that Indexed Strategy at the start of a Term.
•

For a withdrawal, the adjustment is calculated on the portion of the investment base used to pay the withdrawal. Withdrawals include both the amount you request to withdraw and the amount needed to pay the Early Withdrawal Charge.

	•	For the value of the Indexed Strategy on any day, the adjustment is calculated on that portion of the investment base that remains in that Indexed Strategy on that day.

Declared Rate Strategy	Amounts held under the Declared Rate Strategy are credited with interest daily throughout a Term at a rate we set before that Term begins. This means the interest rate for the Declared Rate Strategy may change for each Term, but it will never be less than 1%. We will notify you of the Declared Rate that will apply to the Declared Rate Strategy for the next Term 30 days in advance of that Term.

Strategy Renewals	Subject to the transfer rules, each Strategy will automatically renew for a new Term of that same Strategy, so long as it is still available.

Transfers Between Strategies	You may transfer all or some of the amount held in a Strategy at the end of a Term to another Strategy that is available for the next Term. The effective date of any transfer is the day on which the next Term begins.

Access to Your Money Through Withdrawals	You may withdraw some or all of your money at any time prior to the Income Start Date. A withdrawal from an Indexed Strategy during a Term may have a negative effect on the adjustments for any Index Gain for that Term.

Early Withdrawal Charge	An Early Withdrawal Charge applies during the first seven Contract Years if you Surrender your Contract or withdraw an amount in excess of the Free Withdrawal Allowance. The charge is equal to the amount subject to the charge multiplied by the applicable rate set out below.

Contract Year	1	2	3	4	5	6	7	8+
Early Withdrawal Charge Rate	8%	7%	6%	5%	4%	3%	2%	0%

The Early Withdrawal Charge does not apply to the Free Withdrawal Allowance or to any withdrawal under the Bailout provision.

Bailout	We will waive the Early Withdrawal Charge on an amount you withdraw if: (1) you withdraw it at the end of a Term from an Indexed Strategy; and (2) either the renewal Cap for such Indexed Strategy for the next Term is less than the Bailout Cap for the current Term, or such Indexed Strategy will not be available for the next Term. If the Bailout provision will apply at the end of a Term, we will notify 30 days in advance of the end of that Term.

Payout Options	Like all annuity contracts, the Contract offers a range of Payout Options, which provide Income Benefit payments for your lifetime or for a fixed period. You can choose a Payout Option. After Income Benefit payments begin, you cannot change the Payout Option or any fixed period that you selected. The available Payout Options are listed below.

	•	Fixed Period Income

	•	Life Income or Life Income with Payments for at Least a Fixed Period

	•	Joint and One-half Survivor Income

Death Benefit

A Death Benefit is payable under the Contract if you die before the Income Start Date. If the Contract is owned by a non-human owner, such as a trust or a corporation, then a Death Benefit is payable under the Contact if an Annuitant dies before the Income Start Date.

The Death Benefit amount will be based on the greater of: (1) the Account Value as of the Death Benefit Valuation Date; or (2) your Purchase Payment(s) reduced proportionally for all withdrawals, but not including amounts applied to pay Early Withdrawal Charges.

Tax Deferral

The Contract is generally tax deferred, which means that you are not taxed on the earnings in your Contract until the money is paid to you. Contracts owned by non-human owners, such as trusts and corporations, are subject to special rules.

A tax-qualified retirement plan such as an IRA also provides tax deferral. Buying the Contract within a tax-qualified retirement plan does not give you any extra tax benefits. There should be reasons other than tax deferral for buying the Contract within a tax-qualified retirement plan.

Risk Factors

The Contract involves certain risks that you should understand before purchasing it. You should carefully consider your income needs and risk tolerance to determine whether the Contract or a particular Indexed Strategy is appropriate for you. The level of risk you bear and your potential investment performance will differ depending on the Strategies you choose.

Loss of Principal

There is a significant risk of loss of principal and related earnings if you allocate your Purchase Payment(s) to the Moderate Indexed Strategy or the Aggressive Indexed Strategy. Such a loss may be substantial.

This risk exists for each of these Indexed Strategies because you agree to absorb all Index Losses for each Term until the Floor for that Indexed Strategy is reached. This risk of loss does not exist if you allocate your Purchase Payment(s) to the Declared Rate Strategy or the Conservative Indexed Strategy.

Long-Term Nature of Contract	We designed the Contract to be a long-term investment that you can use to help build a retirement nest egg and provide income for retirement. The limitations, adjustments and charges included in the Contract reflect its long-term nature.

Limits on Investment Return

Any positive adjustment to an Indexed Strategy is limited by a Cap. Any positive adjustment before the end of a Term is also limited by a Vesting Factor, which will be less than 100%. Due to these limitations, in many cases the return on funds allocated to an Indexed Strategy will not fully reflect the Index Gain.

An adjustment only captures the Index Value at the applicable Market Close. You will bear the risk that the Index Value might be significantly low at that time.

Limits on Transfers Between Strategies	You cannot transfer money out of a Strategy prior to the end of a Term. If you want to take money out of Strategy during a Term, you must take a withdrawal from that Strategy or Surrender your Contract.

Early Withdrawal Charge	If you withdraw money from the Contract during the first seven Contract Years, we will deduct an Early Withdrawal Charge in most cases. Deduction of the Early Withdrawal Charge may result in loss of principal.

Timing of Withdrawals, Surrender, Income Start Date, or Death Benefit Claim

You should take into consideration the dates on which the Term(s) of your Indexed Strategies end relative to the timing of a withdrawal or Surrender, the Income Start Date, or the submission of a Death Benefit claim.

For example, a withdrawal from an Indexed Strategy will lock in the existing Index Gain or Index Loss. In addition, due to the Vesting Factor for Index Gains, a withdrawal may reduce the adjustment for an Index Gain that might otherwise apply if the funds were kept in that Indexed Strategy to the end of that Term.

No Ability to Determine Adjustments in Advance	If you request a withdrawal from an Indexed Strategy during a Term, we will process the withdrawal at the first Market Close after receipt of your Request in Good Order. This means you will not be able to determine in advance whether the adjustment that applies to the withdrawal will be positive or negative or to calculate the amount of that adjustment. Likewise, you will not be able to determine in advance the nature and size of an adjustment that applies to the amount payable upon Surrender, as Income Benefit payments, or as the Death Benefit.

Changes in Declared Rates	We set a Declared Rate for each new Term of the Declared Rate Strategy. The Declared Rate may be as low as 1%. You risk the possibility that the Declared Rate for a new Term may be lower than you would find acceptable.

Changes in Caps	We set a Cap for each new Term of an Indexed Strategy. The Cap for a new Term of an Indexed Strategy may be lower than its Cap for the current Term and may be as low as 1%. You risk the possibility that the Cap for a new Term may be lower than you would find acceptable.

Unavailable Indexed Strategies	We may stop offering any Indexed Strategy and, consequently, an Indexed Strategy you selected may not be available after the end of a Term. An Indexed Strategy you selected also may not be available after the end of a Term due to minimums and maximums that we set. In that case, we will transfer the applicable funds to a default Strategy. The funds allocated to a default Strategy may earn a return that is lower than the return they would have earned if there had been no transfer.

Change in Index or Adjustment to Index	We have the right to replace the S&P 500® Index if it is discontinued or we are no longer able to use it, its calculation changes substantially, or we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive. We also have the right to adjust the S&P 500 Index if its calculation changes substantially. The performance of the new index or the adjusted S&P 500 Index may not be as good as the performance of the S&P 500 Index. As a result, funds allocated to an Indexed Strategy may earn a return that is lower than the return they would have earned if there had been no replacement or adjustment.

Involuntary Termination of Contract	If your Account Value falls below the minimum account value of $5,000, we may terminate your Contract.

No Direct Investment in the Market	When you buy the Contract and allocate your Purchase Payment(s) to an Indexed Strategy(ies), you will not be investing in the Index, in any stock included in the Index, or in a mutual fund or exchange-traded fund that tracks the Index. Index Gain and Index Loss are calculated without taking into account dividends that are paid on stocks that make up the Index.

Regulatory Risk	Great American Life is not an investment company and is not registered as an investment company under the Investment Company Act of 1940. The protections provided to investors by that Act are not applicable to the Contract.

Reliance on Our Claims-Paying Ability	No company other than Great American Life Insurance Company has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of Great American Life Insurance Company for its claims-paying ability.

Various factors, such as those listed below, could materially affect our business, financial condition, cash flows or future results and, in turn, our financial strength and claims-paying ability

	•	Adverse developments in financial markets and deterioration in global economic conditions

	•	Intense competition

	•	Inability to attract and retain independent agents

	•	Inability to obtain reinsurance or to collect on ceded reinsurance

	•	Regulatory restrictions

	•	Failure of our affiliated insurance companies to maintain a commercially acceptable financial strength rating

	•	Difficulties with technology or data security

	•	Changes in interest rates

	•	Variations from the actuarial assumptions used to establish certain assets and liabilities in our annuity business

	•	Limitations on access to capital

	•	A downgrade in our financial strength rating

A more complete discussion of these factors appears on pages [XX].

Purchase

You may purchase a Contract only through a registered representative of a broker-dealer that has a selling agreement with our affiliated underwriter, Great American Advisors, Inc.

Any Owner or Annuitant must be age 80 or younger on the Contract Effective Date. To determine eligibility, we will use the person’s age on his/her last birthday. We may make exceptions with respect to the maximum issue age in our discretion.

The Contract is not available in all states. To find out if it is available in the state where you live, ask your registered representative or contact us at P.O. Box 5423, Cincinnati, OH 45201-5423, visit our website at www.GAIGannuities.com, or call us at 1-800-789-6771.

The Contract may not be available for purchase during certain periods. There are a number of reasons why the Contract periodically may not be available, including that we want to limit the volume of sales of the Contract. You may wish to speak to your registered representative about how this may affect your purchase. For example, in order to purchase the Contract, you may be required to submit your purchase application prior to a specific date. In that case, if there is a delay in the application process because your application is incomplete or otherwise not in good order, you might not be able to purchase the Contract. Your broker-dealer may impose conditions on the purchase of the Contract, such as a lower maximum issue age, than we or other selling firms impose.

We reserve the right to reject any application in our discretion.

Purchase Payments

You may make one or more Purchase Payments during the Purchase Payment Period, which begins on the Contract Effective Date. The Purchase Payment Period will end two months after the Contract Effective Date. We must receive your Purchase Payment at our Administrative Office before the end of the Purchase Payment Period. We will not accept any Purchase Payment that we receive after the Income Start Date, after we receive your request to Surrender your Contract, or after a death for which a Death Benefit is payable.

The initial Purchase Payment must be at least $25,000. Each additional Purchase Payment must be at least $10,000. You will need our prior approval if:

•	you are age 75 or younger and want to make a Purchase Payment(s) of $1,000,000 or more; or

•	you are over age 75 and want to make a Purchase Payment(s) of $750,000 or more.

We reserve the right to refuse a Purchase Payment made in the form of a personal check in excess of $100,000. We may accept a Purchase Payment over $100,000 made in other forms, such as EFT/wire transfers, or certified checks or other checks written by financial institutions. We will not accept a Purchase Payment made with cash, money orders, or traveler’s checks.

Exchanges, Transfers or Rollovers

You may be able to exchange, directly transfer, or rollover one annuity or tax-qualified account to another annuity or tax-qualified account without paying taxes. Before you do, compare the benefits, features, and costs of each annuity or account. You may pay an early withdrawal charge under the old annuity or account. You may also pay a sales charge under the new annuity or account, or you may pay an early withdrawal charge if you later take withdrawals from the new annuity or account. Before you exchange another annuity or account for the [Product Name] Annuity, ask your registered representative whether the exchange, transfer or rollover would be advantageous, based on the features, benefits and charges of the [Product Name] Annuity.

If you exchange another annuity or tax-qualified account for the [Product Name] Annuity, we will not issue your new Contract until we have received the initial Purchase Payment. This may delay the issuance of your new Contract. If you exchange another annuity or tax-qualified account to an existing [Product Name] Annuity, then we must receive the funds before the end of the two-month Purchase Payment. A delay may prevent the application of those funds to your existing Contract.

Application of Purchase Payments

All Purchase Payments will be held in the Purchase Payment Account until the next Strategy Application Date. On the next Strategy Application Date, we will apply the amount held in the Purchase Payment Account to the Strategies you selected.

In certain states, we are required to give back your Purchase Payment(s) if you decide to cancel your Contract during the free look period. If we are required by law to refund your Purchase Payment(s), we reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.

We will credit interest daily on amounts held in the Purchase Payment Account at the Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. This rate will be at least 1%.

Purchase Payment Account Value

On any day, the value of the Purchase Payment Account is equal to:

(1)	Purchase Payments received by us; minus

(2)	the premium tax or other tax that may apply to the Purchase Payments; minus

(3)	all withdrawals and related Early Withdrawal Charges; plus

(4)	interest that we credit at the Guaranteed Minimum Declared Rate; and minus

(5)	amounts that have been applied to a Strategy.

Strategy Selections

You make your initial Strategy selection in your purchase application. Your initial Strategy selection will be set out on your Contract Specifications Page.

Your initial Strategy selection will also apply to each subsequent Purchase Payment. If you wish to change your selection for a specific Purchase Payment, we must receive your Request in Good Order with your Strategy selection before the Strategy Application Date that applies to that Purchase Payment.

When you select a Strategy, you must also indicate the percentage of the Purchase Payment that you wish to allocate to that Strategy. All allocations must be in whole percentages that total 100%. We reserve the right to round amounts up or down to make whole percentages, and to reduce or increase amounts proportionally in order to total 100%.

Currently there are no limitations on the amounts that may be applied to a Strategy. We may establish minimum and maximum amounts that may be applied to a Strategy for any future Term in our discretion. We will notify you of any such minimum or maximum.

We reserve the right to limit the availability of a Strategy for a Term that would extend beyond the Income Start Date.

Declared Rate Strategy

The Declared Rate Strategy earns interest at a fixed rate. Interest will be credited daily at the applicable Declared Rate. We will set the Declared Rate for a Term before that Term begins. We will notify you of the Declared Rate for a Term at least 30 days before that Term begins.

The Declared Rate for a Term is guaranteed for the entire Term. We may set a different Declared Rate for each new Term or any subsequent Term. In any event, the Declared Rate for a Term will never be less than the Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. This rate will be at least 1%.

Term

The Declared Rate Strategy has Terms of one year. A Term of the Declared Rate Strategy begins on the Strategy Application Date on or after the date that each Purchase Payment is applied to the Contract. A new Term begins following the end of a Term.

If you make only one Purchase Payment or you make all of your Purchase Payments before the initial Strategy Application Date, then each Term of the Declared Rate Strategy will end on the same date in any given year. If you make a Purchase Payment after the initial Strategy Application Date, then your Purchase Payments will be applied to the Strategies on different Strategy Application Dates. In this case, the Declared Rate Strategy will have Terms that end on different dates in any given year.

Declared Rate Strategy Value

On any day, the value of the Declared Rate Strategy is equal to:

(1)	the amount applied to that Strategy at the beginning of the current Term; minus

(2)	all withdrawals and related Early Withdrawal Charges; plus

(3)	interest that we credit for the current Term on or before such date based on the Declared Rate for that Term.

Indexed Strategies

The Indexed Strategies provide returns that are based, in part, upon changes in the Index Value. The Indexed Strategies do not earn interest at a fixed rate. Unlike a traditional variable annuity, the Contract values are not based on the investment performance of underlying portfolios.

Adjustments in the value of amounts held in an Indexed Strategy reflect the change in the Index Value since the start of the applicable Term, the Cap for that Indexed Strategy for that Term, the applicable Vesting Factor, and the Floor for that Indexed Strategy. If an Indexed Strategy has a Floor that allows for a loss, then it is possible for you to lose a portion of your Purchase Payment(s) and any earnings allocated to that Indexed Strategy.

See Adjustments for Index Gains and Index Losses section below for additional details.

The Indexed Strategies that are currently available are listed below. You may allocate your funds to any of the Indexed Strategies, subject to the procedures disclosed in this prospectus.

•	Conservative Indexed Strategy with a Floor that does not allow for a loss

•	Moderate Indexed Strategy with a Floor that allows for a loss of up to 5% each Term

•	Aggressive Indexed Strategy with a Floor that allows for a loss of up to 10% each Term

Each Indexed Strategy has a Cap and a Floor for each Term.

•	We will set a new Cap for each Indexed Strategy prior to the start of each Term.

•	The Floor for an Indexed Strategy will never change.

In general, we will set higher Caps for an Indexed Strategy with a Floor that allow for a greater loss.

Term

Each Indexed Strategy has Terms of one year. A Term for each Indexed Strategy will begin on the Strategy Application Date on or after the date that each Purchase Payment is applied to the Contract. A new Term begins following the end of a Term.

If you make only one Purchase Payment or you make all of your Purchase Payments before the initial Strategy Application Date, then each Term of each Indexed Strategy will end on the same date in any given year. If you make a Purchase Payment after the initial Strategy Application Date, then your Purchase Payments will be applied to the Strategies on different Strategy Application Dates. In this case, each Indexed Strategy will have Terms that end on different dates in any given year.

Examples. These examples show how a Contract with multiple Purchase Payments may have Terms that end on different dates.

•	You make your initial Purchase Payment on March 10 and another Purchase Payment on March 17. You allocate both payments to the same Strategy and both payments are applied to that Strategy on March 20. Each Term of that Strategy will end on March 20.

•	You make your initial Purchase Payment on May 2 and another Purchase Payment on June 14. You allocate both payments to the same Indexed Strategy. Your initial Purchase Payment is applied to that Indexed Strategy on May 6 and the other Purchase Payment is applied to that Indexed Strategy on June 20. That Indexed Strategy will have a Term that ends on May 6 and another Term that ends on June 20.

Indexed Strategy Value

On any day, the value of an Indexed Strategy Account is equal to:

(1)	the investment base for that Term, which is the amount applied to that Strategy at the beginning of the current Term; minus

(2)	the portion of that investment base that is used to pay a withdrawal or related Early Withdrawal Charge, after taking into account the adjustment for the Vested Index Gain or Vested Index Loss on such portion as of the date of the withdrawal; plus

(3)	the adjustment for the Vested Index Gain, if any, that would apply to the remaining portion of the investment base upon a Surrender of the Contract; and minus

(4)	the adjustment for the Vested Index Loss, if any, that would apply to the remaining portion of the investment base upon a Surrender of the Contract.

If there was a Vested Index Gain as of the date of a withdrawal or payment of an early withdrawal charge, then the adjustment for the Vested Index Gain will reduce the portion of the investment base that is used to pay that withdrawal or charge.

If there was a Vested Index Loss as of the date of a withdrawal or payment of an early withdrawal charge, then the adjustment for the Vested Index Loss will increase the portion of the investment base that is used to pay that withdrawal or charge.

Adjustments for Index Gains and Index Losses

Each day of a Term, the value of amounts then held under an Indexed Strategy is adjusted for the Vested Indexed Gain or Vested Indexed Loss since the start of that Term.

Adjustments for an Indexed Strategy are calculated on the investment base, which is the amount applied to that Indexed Strategy at the start of a Term.

•	For a withdrawal, the adjustment is calculated on the portion of the investment base used to pay the withdrawal. Withdrawals include both the amount you request to withdraw and the amount needed to pay the Early Withdrawal Charge.

•	For the value of the Indexed Strategy on any day, the adjustment is calculated on that portion of the investment base that remains in that Indexed Strategy on that day.

Here’s the formula that we use to calculate an adjustment for an Indexed Strategy.

Adjustment	=	Vested Index Gain or Vested Index Loss at the last Market Close on or before the date of the adjustment	x	portion of the investment base for which the adjustment is being calculated

Example. At the beginning of a Term, your entire Account Value of $100,000 is allocated to the Moderate Indexed Strategy. You do not take any withdrawals during that Term. You Surrender your Contract at the end of that Term. For this example, we assumed that no Early Withdrawal Charge applies when you Surrender your Contract.

•	If there is a Vested Index Gain of 12%, then the adjustment is $12,000 ($100,000 x 0.12). The amount payable upon Surrender will be $112,000 ($100,000 + $12,000).

•	If there is a Vested Index Loss of 3%, then the adjustment is $3,000 ($100,000 x 0.03). The amount payable upon Surrender will be $97,000 ($100,000 - $3,000).

Vested Index Gain and Vested Index Loss

Vested Index Gain. The Vested Index Gain is the portion of the change in the Index Value used for an adjustment. Here is the formula that we use to calculate a Vested Index Gain.

Vested Index Gain	=	Applicable Vesting Factor for that day	x	Index Gain, but not more than the Cap for the Term

The Vesting Factor for an Index Gain varies depending on the day of the Term for which the Vested Index Gain is calculated. A Vesting Factor limits the portion of the Index Gain that is taken into account for a given Indexed Strategy for a given Term.

Vesting Factor
On a day in first six months of a Term	25%
On a day in last six months of a Term but before the final Market Close of that Term	50%
On or after the final Market Day of a Term	100%

Months are measured from the first day of the Term. For example, if a Term starts on January 20, the final six months of that Term will begin on July 20.

Vested Index Loss. The Vested Index Loss is the portion of the change in the Index Value used for an adjustment. The Vesting Factor for each Index Loss is 100%. Here is the formula that we use to calculate a Vested Index Loss.

Vested Index Loss	=	Index Loss, but not less than the Floor

Example. Your entire Account Value of $100,000 is allocated to the Aggressive Indexed Strategy. You Surrender your Contract in month 9 of a Term. For this example, we assumed that you did not take any withdrawals before you Surrender your Contract and no Early Withdrawal Charge applies when you Surrender your Contract.

•	If, after application of the Cap, there is an Index Gain of 14%, then the Vested Index Gain will be 7%. The adjustment that applies upon Surrender will be $7,000 and the amount payable will be $107,000.

•	If, after application of the Floor, there is an Index Loss of 8%, then the Vested Index Loss will be 8%. The adjustment that applies upon Surrender will be $8,000 and the amount payable will be $92,000.

Index Gain and Index Loss

An Index Gain or an Index Loss is expressed as a percentage of the Index Value at the start of that Term. It is measured from the Index Value at the start of that Term to the Index Value at the last Market Close on or before the date for which the value is determined.

Example. The Index Value was 1000 at the start of a Term.

•	If the Index Value at the applicable Market Close is 1300, then the Index Gain is 30%.

•	If the Index Value at the applicable Market Close is 600, then the Index Loss is 40%.

Index. For each Indexed Strategy, the Index is the S&P 500® Index. The S&P 500 Index includes 500 large cap stocks from leading companies in leading industries of the U.S. economy, capturing approximately 80% coverage of U.S. equities. The S&P 500 Index does not include dividends declared by any of the companies in this index. We may replace or adjust the Index under certain circumstances.

Index Value. On any Market Day, the Index Value is the closing value of the Index on that day. We will use consistent sources to obtain the closing values of the Index. If those sources are no longer available, we will select an alternative published source(s) to obtain such values.

Cap

The Cap is the largest possible Index Gain that is taken into account for an Indexed Strategy for a Term. For example, if the Cap is 10% for a Term and the Index Gain is 15% for that Term, the Vested Index Gain will be 10% at the end of that Term.

•	The Cap will vary between Indexed Strategies. The Cap for a given Indexed Strategy will vary between Terms.

•	Caps for a Contract with an active income rider may be higher than Caps for a Contract without such a rider.

•	A Cap is not an annual interest rate.

We will send you a written notice 30 days in advance of the end of each Term with information about the Indexed Strategies that will be available for the next Term and the Caps that will apply to those Indexed Strategies for the next Term.

Because we can change the Caps that apply to the Indexed Strategies, the Contract has a Bailout provision that allows you to take a withdrawal without incurring an Early Withdrawal Charge under certain circumstances when we lower the Cap. See Bailout discussion in the Withdrawals and Surrenders section below.

Floor

The Floor is the worst possible Index Loss that is taken into account for an Indexed Strategy for a Term. For example, if the Floor for an Indexed Strategy allows for a loss of up to 5% and the Index Loss is 17% for a Term, then the Vested Index Loss will be 5% for that Term.

The Floor varies between Indexed Strategies, but the Floor for a given Indexed Strategy will be the same for all Terms of that Indexed Strategy. The Floor for each Indexed Strategy is set out on your Contract Specifications Page.

Effect of Adjustments

For a withdrawal, you will receive the amount you requested, and any adjustment for a Vested Index Gain or a Vested Index Losses will affect the remaining value of the Indexed Strategy from which the withdrawal was taken. For a Surrender, Income Start Date and Death Benefit Valuation Date, any adjustment for a Vested Index Gain or a Vested Index Loss will affect the amount payable or used to provide benefit payments.

Here’s a summary of the effect of adjustments for Vested Index Gains and Vested Index Losses in various situations.

	Value of Indexed Strategy on any Day	Withdrawals and Early Withdrawal Charges	Surrender, Income Start Date and Death Benefit Valuation Date
Adjustment for Vested Index Gain	Increases the value of the portion of the investment base that remains in the Indexed Strategy	Reduces the portion of the investment base that is used to pay withdrawal or charge	Increases the value of the portion of the investment base used to calculate the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*

Adjustment for Vested Index Loss	Reduces the value of the portion of the investment base that remains in the Indexed Strategy	Increases the portion of the investment base that is used to pay withdrawal or charge	Reduces the value of the portion of the investment base used to calculate the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*

*	If a return of Purchase Payment Death Benefit is being paid, an adjustment will have no impact on the Death Benefit amount.

Examples – Calculating Indexed Strategy Value for a Surrender

These examples are intended to show you how an Indexed Strategy value is calculated if you Surrender your Contract. These examples assume you allocate your entire $50,000 purchase payment to the Aggressive Indexed Strategy. To simplify the examples, we assumed you did not take any withdrawals before you surrender your Contract and no Early Withdrawal Charge applies when you Surrender your Contract.

Index Gain Examples	Surrender in Month 4 of Term	Surrender in Month 7 of Term	Surrender at End of Term
Strategy Value at Term Start	$50,000	$50,000	$50,000
Index Value at Term Start	1,000	1,000	1,000
Index Value at Surrender	1,200	1,200	1,200
Index Gain	(1,200 – 1,000) / 1,000 = 20%	(1,200 – 1,000) / 1,000 = 20%	(1,200 – 1,000) / 1,000 = 20%
Cap	Gain of 16%	Gain of 16%	Gain of 16%
Index Gain Limited by Cap	Gain of 16%	Gain of 16%	Gain of 16%
Vesting Factor	25%	50%	100%
Vested Index Gain	16% x 25% = 4% Gain	16% x 50% = 8% Gain	16% x 100% = 16% Gain
Adjustment for Gain	$50,000 x 4% = $2,000	$50,000 x 8% = $4,000	$50,000 x 16% = $8,000
Strategy Value at Surrender	$50,000 + $2,000 = $52,000	$50,000 + $4,000 = $54,000	$50,000 + $8,000 = $58,000

Index Loss Examples	Surrender in Month 4 of Term	Surrender in Month 7 of Term	Surrender at End of Term
Strategy Value at Term Start	$50,000	$50,000	$50,000
Index Value at Term Start	1,000	1,000	1,000
Index Value at Surrender	850	850	850
Index Loss	(850 – 1,000) / 1,000 = -15%	(850 – 1,000) / 1,000 = -15%	(850 – 1,000) / 1,000 = -15%
Floor	Loss of 10%	Loss of 10%	Loss of 10%
Index Loss Limited by Floor	Loss of 10%	Loss of 10%	Loss of 10%
Vested Index Loss	10% Loss	10% Loss	10% Loss
Adjustment for Loss	$50,000 x 10% = $5,000	$50,000 x 10% = $5,000	$50,000 x 10% = $5,000
Strategy Value at Surrender	$50,000 - $5,000 = $45,000	$50,000 - $5,000 = $45,000	$50,000 - $5,000 = $45,000

Renewals and Transfers at the End of a Term

Renewals

The value of a Strategy at the end of a Term will automatically be applied to a new Term of the same Strategy, so long as it is available. The amount that is available for renewal at the end of a Term of a Strategy is equal to the value of the Strategy on the last day of that Term.

Transfers

You may transfer all or part of the value of a Strategy held for a Term from that Strategy to another Strategy at the end of that Term. A transfer of an amount held in a Strategy may only occur at the end of the Term for which such amount is being held. The amount that is available for transfer at the end of a Term of a Strategy is equal to the value of the Strategy on the last day of that Term.

We will send you written notice 30 days in advance of the end of a Term to provide you with the opportunity to transfer funds out of the Strategy(ies) with Terms that are ending. We must receive your Request in Good Order for a transfer prior to the end of the Term. For example, if the end of a Term falls on a weekend, we must receive your request on the last Market Day before that weekend.

Limitations

Any renewal or transfer will be subject to Strategy availability, minimums and maximums. Currently, no minimums or maximums apply to any of the Strategies.

The new Term of each Strategy is subject to the Declared Rate or Cap in effect for that Strategy for that new Term. For example, the Declared Rate for a new Term of the Declared Rate Strategy may be different than the Declared Rate for the Term that is ending. Likewise, the Cap for an Indexed Strategy for a new Term may be different than the Cap for that Indexed Strategy for the Term that is ending.

Availability of Strategies

We will send you a written notice 30 days in advance of the end of each Term with information about the Strategies that will be available for the next Term.

We are not obligated to offer the Declared Rate Strategy or any one particular Indexed Strategy. We reserve the right to stop offering any of the Strategies temporarily. We reserve a right to impose a minimum or maximum for amounts allocated to a given Strategy. All Strategies may not be available in all states. One Indexed Strategy will always be available. However, we can add or stop offering any Indexed Strategy at our discretion. For example, we may stop offering Indexed Strategies with a Floor below zero after the first seven Contract Years. We may offer some Indexed Strategies to Contracts with an optional income rider that we do not offer to other Contracts.

If we add or stop offering a Strategy, we will send you a notification. If funds are then held in a Strategy that will no longer be available, the funds will remain in that Strategy until the end of the Term.

If you have allocated money to an Indexed Strategy and that Indexed Strategy will not be available for the next Term, then the Bailout provision will apply. In this case, you may withdraw money from that Indexed Strategy at the end of the current Term without incurring an Early Withdrawal Charge.

Allocations to Default Strategies

Here are the rules that will apply if, at the end of a Term, the amount available for renewal or transfer cannot be applied to a new Term of a Strategy because:

•	that Strategy is no longer available;

•	the amount to be applied is below the minimum for that Strategy for the new Term; or

•	to the extent that the amount to be applied exceeds the maximum for that Strategy for the new Term.

Allocations to default Strategies will be subject to the minimums and maximums for those Strategies for the new Term.

Unavailable Declared Rate Strategy. We will transfer the amount that would have been applied to the Declared Rate Strategy:

•	to an Indexed Strategy that has a Floor that allows for no Index Loss to be taken into account; or

•	if no such Indexed Strategy is available, to an Indexed Strategy that has a Floor that allows the least possible Index Loss to be taken into account.

Unavailable Indexed Strategy. We will transfer the amount that would have been applied to that Indexed Strategy:

•	to another Indexed Strategy that has a Floor that is closest to the Floor of the intended Indexed Strategy, but does not allow a worse Index Loss to be taken into account; or

•	if no such Indexed Strategy is available, to the Declared Rate Strategy.

Withdrawals and Surrenders

Withdrawals

You may take a withdrawal from your annuity at any time before the earlier of the Income Start Date or a death for which a Death Benefit is payable. The right to withdraw may be restricted under certain tax-qualified retirement plans. A withdrawal must be made by a Request in Good Order.

We will withdraw funds from your Account Value as of the date on which we receive your Request in Good Order or any later effective date. Unless you instruct us otherwise by a Request in Good Order prior to the date of a specified withdrawal, a withdrawal will be taken from the Purchase Payment Account and Strategies of your Contract in the following order:

(1)	first from funds held under a Term of a Strategy that qualifies for withdrawal under a Bailout provision, if any , and if more than one Strategy qualifies, then it will be taken proportionally;

(2)	then from the Purchase Payment Account;

(3)	then from the Declared Rate Strategy, and if more than one Term, then it will be taken proportionally; and

(4)	then from the Indexed Strategies, and if more than one Indexed Strategy or Term, then it will be taken proportionally.

If an Early Withdrawal Charge applies to your withdrawal, you will receive the amount that you requested, and your Account Value will be reduced by the amount you receive plus the amount needed to pay the Early Withdrawal Charge. If the withdrawal is taken from an Indexed Strategy, an adjustment for the Vested Index Gain or Vested Index Loss will apply.

The amount of the withdrawal must not be less than $500. If the withdrawal would reduce the Account Value to less than the minimum account value of $5,000, we will treat the withdrawal request as a request to withdraw the maximum amount that may be taken without reducing your Account Value to less than $5,000.

The amount available for withdrawal will be based on the Surrender Value determined as of the date we receive your Request in Good Order or any later effective date set by the request. That Surrender Value will reflect an adjustment for the applicable Index Gain or Index Loss.

Systematic Withdrawals

Before the Income Start Date, you may elect to automatically withdraw money from your Contract under any systematic withdrawal program that we offer. Your Account Value must be at least $10,000 in order to make a systematic withdrawal election. The minimum monthly amount that must be withdrawn is $100. Systematic withdrawals will be taken from the Purchase Payment Account and Strategies of your Contract in the same order as any other withdrawal.

Subject to the terms and conditions of the systematic withdrawal program, you may begin or discontinue systematic withdrawals at any time. You must give us at least 30 days’ notice to change any systematic withdrawal instructions that are currently in place. Any request to begin, discontinue or change systematic withdrawals must be a Request in Good Order. We reserve the right to discontinue offering systematic withdrawals at any time.

Currently, we do not charge a fee to participate in a systematic withdrawal program. However, we reserve the right to impose an annual fee in such amount as we may then determine to be reasonable for participation in the systematic withdrawal program. If imposed, the fee will not exceed [$30] annually.

Before electing a systematic withdrawal program, you should consult with a financial advisor. Systematic withdrawal is similar to starting Income Benefit payments, but will result in different taxation of payments and potentially a different amount of total payments over the life of your Contract. Systematic withdrawals will reduce the amount available under the Free Withdrawal Allowance described below. Unless a waiver applies, an early withdrawal charge may apply to a withdrawal made under a systematic withdrawal program during the early withdrawal charge period.

Surrender

You may Surrender your Contract at any time before the earlier of the Income Start Date or a death for which a Death Benefit is payable. A Surrender must be made by a Request in Good Order. If you surrender your Contract, the Contract and all of your rights under the Contract will terminate.

The amount payable upon surrender will be the Surrender Value determined as of the date we receive your Request in Good Order. That Surrender Value will reflect an adjustment for the applicable Index Gain or Index Loss.

Early Withdrawal Charge

We impose an Early Withdrawal Charge to reimburse us for contract sales expenses, including commissions and other distribution, promotion, and acquisition expenses.

The Early Withdrawal Charge applies if, during the first seven Contract Years, you take a withdrawal from your Contract or Surrender it. After that, the Early Withdrawal Charge does not apply.

The Early Withdrawal Charge is equal to the amount that is subject to the charge multiplied by the Early Withdrawal Charge rate.

•	If you take a withdrawal from your annuity, the amount subject to the charge is the amount you withdraw plus any amount needed to pay the Early Withdrawal Charge.

•	If you Surrender your Contract, the amount subject to the charge is your Account Value.

•	The amount subject to the charge will not include (1) the Free Withdrawal Allowance; (2) the amount, if any, that qualifies under the Bailout provision of the Contract; or (3) the amount, if any, that qualifies for another waiver as described below.

The Early Withdrawal Charge rate depends on how long you own your Contract. The rate schedule is set out below.

Contract Year	1	2	3	4	5	6	7	8+
Early Withdrawal Charge Rate	8%	7%	6%	5%	4%	3%	2%	0%

Example. You Surrender your annuity in Contract Year 5 when your Account Value is $100,000 (after adjustments for Vested Index Gains and Vested Index Losses). You have already used your Free Withdrawal Allowance for the year and no other exception applies. We take an Early Withdrawal Charge of $4,000 ($100,000 x 0.04) and you receive $96,000.

Free Withdrawal Allowance

The Early Withdrawal Charge does not apply to the Free Withdrawal Allowance. For the first Contract Year, the Free Withdrawal Allowance is an amount equal to 10% of the total Purchase Payments received by us. For each subsequent Contract Year, the Free Withdrawal Allowance is equal to 10% of the Account Value as of the most recent Contract Anniversary. The Free Withdrawal Allowance is non-cumulative and the unused portion is not carried over to other Contract Years.

Example. Your Account Value as of the end of Contract Year 3 is $200,000. Your Free Withdrawal Allowance for Contract Year 4 is $20,000 ($200,000 x 0.10). If you take a withdrawal of $50,000 at the beginning of Contract Year 4, the Early Withdrawal Charge will not apply to the first $20,000 of the withdrawal, but will apply to the remaining $30,000 plus the amount needed to pay the Early Withdrawal Charge. If you take another withdrawal later in Contract Year 4, the Early Withdrawal Charge applies to the entire withdrawal plus the amount needed to pay the Early Withdrawal Charge.

Early Withdrawal Charge Waivers

Bailout. We will waive the Early Withdrawal Charge on amounts that you withdraw from this Contract at the end of a current Term if the amounts are held under an Indexed Strategy for that Term and either:

(1)	the renewal Cap for that Strategy for the next Term is less than its Bailout Cap for the current Term; or

(2)	that Strategy will not be available for the next Term.

Each current Term of an Indexed Strategy has its own Bailout Cap, even if no funds are held under the Indexed Strategy for that Term. If your Contract has multiple Purchase Payments, the Bailout Cap for one current Term of an Indexed Strategy may be different from the Bailout Cap for another current Term of the same Indexed Strategy that started on a different date.

For each Term that starts in the first Contract Year, the Bailout Cap is set out on the Contract Specifications Page. For each subsequent Term, the Bailout Cap is the lesser of: (1) the Bailout Cap for the immediately preceding Term; or (2) the Cap for the current Term. This means that the Bailout Cap will be reduced each time that the Bailout provision applies.

Example. The Bailout Cap for the initial Term of an Indexed Strategy is 9%.

•	If we set the Cap for the next Term of that Indexed Strategy at 11%, then the Bailout Cap for that next Term will continue to be 9%.

•	If we set the Cap for the next Term of that Indexed Strategy at 8%, then the Bailout Cap for that next Term will change to 8%.

If this waiver will apply to an Indexed Strategy at the end of a Term, we will notify you in writing at least 30 days before that Term ends. You may elect a withdrawal under this provision by a Request in Good Order. We must receive your request before the end of the applicable Term.

This waiver will only apply to the amount held under the Indexed Strategy for the Term that is ending. It will not apply to amounts then held under a different Strategy, or to amounts held under the same Strategy for a Term ending on a different date. You may not carry over any unused part of the waiver from one Term to the next.

Example. The Bailout Cap for an Indexed Strategy for the current Term is 4%.

•	If the renewal Cap for the next Term of that Indexed Strategy is 5.5%, then the Bailout provision will not apply.

•	If the renewal Cap for the next Term of that Indexed Strategy is 3.5%, then the Bailout provision will apply and the Early Withdrawal Charge will not apply to funds withdrawn from that Indexed Strategy at the end of the current Term. However, the Bailout provision will not apply to amounts held under that Indexed Strategy for a Term that ends on a different date.

If you withdraw funds pursuant to the Bailout provision, the withdrawal will reduce the Free Withdrawal Allowance for the applicable Contract Year. For example, if the amount you withdraw pursuant to the Bailout provision in Contract Year 4 is more than 10% of your Account Value as of the most recent Contract Anniversary, then no Free Withdrawal Allowance will be available for subsequent withdrawals in Contract Year 4.

Instead of withdrawing your funds pursuant to the Bailout provision, you may wish to transfer your funds to a different Strategy. Any request to transfer funds must be received by us before the end of the applicable Term.

Extended Care Waiver. (Rider form                     —Waiver of Early Withdrawal Charges for Extended Care Rider). We will waive the early withdrawal charge that would otherwise apply if you make a Request in Good Order and:

•	your Contract is modified by the Extended Care Waiver Rider;

•	you are confined in a long-term care facility or hospital and the confinement is prescribed by a physician and is medically necessary;

•	the first day of the confinement is at least one year after the Contract effective date; and

•	the confinement has continued for a period of at least 90 consecutive days.

You must provide us with satisfactory proof that you meet these conditions before the date of the withdrawal or Surrender. There is no charge for this rider, but it may not be available in all states. In California, the Extended Care Waiver Rider has been replaced with the Waiver of Early Withdrawal Charges for Facility Care or Home Care or Community-Based Services Rider, which provides for a waiver of early withdrawal charges under an expanded variety of circumstances. Please see the rider for details.

Terminal Illness Waiver. (Rider form                     —Waiver of Early Withdrawal Charges Upon Terminal Illness Rider). We will waive the early withdrawal charge that would otherwise apply if you make a Request in Good Order and:

•	your Contract is modified by the Waiver of Early Withdrawal Charges upon Terminal Illness Rider;

•	you are diagnosed with a terminal illness by a physician and, as a result of the terminal illness, you have a life expectancy of less than 12 months from the date of diagnosis; and

•	the diagnosis is rendered by a physician more than one year after the Contract effective date.

You must provide us with satisfactory proof that you meet these conditions before the date of the withdrawal or Surrender. There is no charge for this rider, but it may not be available in all states. Please see the rider for details.

State Limitations. In some states, our ability to waive fees or charges may be limited by applicable laws, regulations or administrative positions.

Processing Applications and Requests

Processing Applications and Purchase Payments

An application to purchase the Contract must be a Request in Good Order. It may be rejected or delayed if it is not in good order.

A Purchase Payment must be received on or after the date we receive the application, and with all required information that allows us to process it. A Purchase Payment may be rejected or delayed if it is not in good order.

If we receive an application or Purchase Payment on a Market Day before the Market Close, we will process it on that Market Day. If we receive an application or Purchase Payment on a Market Day after the Market Close or on a day that is not a Market Day, then we will treat that application or Purchase Payment as received at the start of the next Market Day.

If you have any questions, you should contact us or your registered representative before submitting your application or Purchase Payment.

Processing Requests

Requests may be made by mail at P.O. Box 5423, Cincinnati OH 45201-5423 or by fax at 513-768-5115.

Requests for transfers between Strategies to be made by telephone at 1-800-789-6771 between 8:00 AM and 4:00 PM Eastern Time Monday through Friday. We may also permit requests for transfers between Strategies to be made at our website www.GAIGannuities.com. Some selling firms may restrict the ability of their registered representatives to convey transaction requests by telephone or Internet on your behalf.

To obtain one of our forms (for example, a Strategy Selection form or a Withdrawal Request form) or to obtain more information about how to make a request, call us at 1-800-789-6771 or send us a fax at 513-768-5115. You can also request forms or information by mail at Great American Life Insurance Company, P.O. Box 5423, Cincinnati OH 45201-5423.

We cannot process a request unless it is a Request in Good Order. A request may be rejected or delayed if it is not a Request in Good Order. If we receive a Request in Good Order on a Market Day before the Market Close, we will process it using values determined at the Market Close on that Market Day. If we receive a Request in Good Order after the Market Close or on a day that is not a Market Day, then we will treat that request as received at the start of the next Market Day.

If you have any questions, you should contact us or your registered representative before submitting the request.

Market Days and Market Close

A Market Day is any day that the New York Stock Exchange is open for regular trading. The New York Stock Exchange is not open on weekends and observes the following holidays: New Years Day, Martin Luther King, Jr. Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Saturdays, Sundays, these holidays and any other day that the New York Stock Exchange is closed are not Market Days.

The close of regular trading on the New York Stock Exchange usually is 4:00 PM Eastern Time. On the Friday after Thanksgiving and on Christmas Eve, the New York Stock Exchange usually closes at 1:00 PM Eastern Time. Regular trading on the New York Stock Exchange may close at a different time on a Market Day under certain circumstances when and as permitted under applicable rules. Such circumstances generally cannot be predicted in advance.

Specific information about holidays and trading hours in any given calendar year is available at https://www.nyse.com/markets/hours-calendars.

If a withdrawal under a systematic withdrawal plan is scheduled for a date that is not a Market Day, then we will process the withdrawal on the scheduled date using values at the most recent Market Close. For example, if the systematic withdrawal is scheduled for a date that falls on Sunday and there was a Market Close at 4:00 PM on the previous Friday, then we will process the withdrawal on Sunday using values determined at 4:00 PM on that Friday.

Risks and Limitations Related to Requests by Telephone or Internet

We will use reasonable procedures such as requiring certain identifying information, tape recording the telephone instructions, and providing written confirmation of the transaction, in order to confirm that instructions communicated by telephone, fax, Internet or other means are genuine. Any telephone, fax or Internet instructions reasonably believed by us to be genuine will be your responsibility, including losses arising from any errors in the communication of instructions. As a result of this policy, you will bear the risk of loss. If we do not employ reasonable procedures to confirm that instructions communicated by telephone, fax or Internet are genuine, we may be liable for any losses due to unauthorized or fraudulent transactions. We are not responsible for the validity of any request or action.

Telephone and computer systems may not always be available. Any telephone or computer system, whether it is yours, your service provider’s, your agent’s, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you experience technical difficulties or problems, you should consider making your request by mail.

Suspension of Payments or Transfers

We may be required to suspend or delay payments, withdrawals and transfers when we cannot obtain an Index Value because:

1)	the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2)	trading on the New York Stock Exchange is restricted;

3)	an emergency exists such that it is not reasonably practicable to determine fairly the value of the Index; or

4)	we are permitted to do so under a regulatory order.

Restrictions on Financial Transactions

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block an Owner’s ability to make certain transactions and thereby refuse to accept any request for withdrawals, Surrenders, Income Benefit payments or Death Benefit payments, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

Income Benefit (Income Period)

Under the Contract you may receive regular Income Benefit payments for the duration of the Income Period that you select. Once Income Benefit payments start, the Account Value is no longer available to you, no Death Benefit will be payable under your Contract, and your Beneficiary designations will no longer apply.

Income Start Date

The Income Start Date is set out on your Contract Specifications Page. You may change the Income Start Date by a Request in Good Order. We must receive your request before the Market Close, if any, on the Income Start Date and at least 30 days before the first Income Benefit payment is to be made.

•	You may not change the Income Start Date to a date earlier than the first Contract Anniversary.

•	You may not change the Income Start Date to a date later than the Contract Anniversary following the 95th birthday of the eldest Owner, unless we agree.

•	If the Owner of a Contract is not a human being such as a trust or a corporation, then you may not change the Income Start Date to a date later than the Contract Anniversary following the 95th birthday of the eldest Annuitant, unless we agree.

If you do not change the Income Start Date, the Income Start Date will be the Contract Anniversary following the 95th birthday of the eldest Owner or, in the case of a non-human Owner, the eldest Annuitant.

Income Benefit Amount

The Account Value as of the Income Start Date will be used to provide the Income Benefit payments. The calculation of the Income Benefit amount will reflect Vested Index Gain and Vested Index Loss adjustments related to any Indexed Strategy values.

Form of Income Benefit Payments

You may elect to have Income Benefit payments made pursuant to any form of Payout Option that is currently available. The standard forms of Payout Options are described in the Payout Options section of this prospectus.

The election must be made before the Income Start Date. You may change the election at any time before Income Start Date. The election or any change in the election must be made by a Request in Good Order. We must receive your request before the Income Start Date and at least 30 days before the first payment is to be made.

If you do not select a Payout Option, Income Benefit payments will be made annually under the terms of Payout Option B with a fixed period of 10 years or, if fewer, the maximum number of whole years permitted under the tax-qualification endorsement, if any.

Income Benefit payments are generally made to the Annuitant as payee. If you select a Payout Option with a fixed period, you may designate a contingent payee. In this case, if the Annuitant dies before the end of that fixed period, payments are generally made to the contingent payee.

Income Benefit Distribution Rules

Any Payout Option election or change of a Payout Option election is subject to the Income Benefit Distribution Rules provision of the Contract. These rules are summarized below.

•	For a Tax Qualified Contract. Income Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

•	For any other Contract. Income Benefit payments that are still payable after the death of the person controlling the payments must be made at least as rapidly as payments were being made at the time of death.

Payout Options

We will make Income Benefit payments or Death Benefit payments under the standard forms of Payout Options described below.

Option	Description
Option A Fixed Period Income	We will make periodic payments for a fixed period of time that you select (10 to 30 years).

Option B Life Income or Life Income with Payments for at Least a Fixed Period

We will make periodic payments for as long as you live (or as long as the person on whose life benefit payments are based lives).

If you die (or the person on whose life benefit payments are based dies) during the fixed period of time that you select, we will make periodic payments for the rest of the period.

Option C Joint and One-Half Survivor Income

We will make periodic payments until the death of the primary person on whose life benefit payments are based.

If the secondary person on whose life benefit payments are based survives the primary person, we will make one-half of the periodic payment until the death of the secondary person.

We will make payments in any other form of Payout Option that is acceptable to us at the time of any election. All elected Payout Options must comply with pertinent laws and regulations.

Fixed periods shorter than 10 years are generally not available under any Payout Option. A fixed period of less than 10 years is available only as a Death Benefit Payout Option.

More than one Payout Option may be elected if the requirements for each Payout Option elected are satisfied.

Once payments begin under a Payout Option, the Payout Option may not be changed. Commuted values are not available unless we agree otherwise.

Under each standard Payout Option, the first payment will be paid as of the last day of the initial payment interval. For example, if the Income Start Date is October 31, 2015 and you select annual payments, then the first payment will be paid as of October 31, 2016.

We will use the 2012 Individual Annuity Reserving Table for blended lives (60% female/40% male) with interest at 1% per year, compounded annually, to compute all guaranteed payout option factors, values, and benefits under the Contract.

Form of Income Benefit Payments under Payout Options

Income Benefit payments are calculated and paid as fixed dollar payments. The stream of payments is an obligation of the general account of Great American Life. Fixed dollar payments will remain level for the duration of the payment period.

Non-human Payees under a Payout Option

Except as stated below, the primary payee under a Payout Option must be a human being. All payments during his or her life must be made by check payable to the primary payee or by electronic transfer to a bank account owned by the primary payee.

Payments may be made as a tax-free exchange, transfer, or rollover to or for another annuity or tax-qualified account as allowed by federal tax law.

A nonhuman Owner may be the primary payee. We may make other exceptions in our discretion.

Considerations in Selecting a Payout Option

Payments under a Payout Option are affected by various factors, including the length of the payment period, the life expectancy of the person on whose life payments are based, and the frequency of the payment interval (monthly, quarterly, semi-annually or annually).

•	Generally, the longer the period over which payments are made or the more frequently the payments are made, the lower the amount of each payment because more payments will be made.

•	For life contingent payout options (Option B and Option C), the longer the life expectancy of the Annuitant or Beneficiary, the lower the amount of each payment because more payments are expected to be paid.

Death Benefit

A Death Benefit is payable under your Contract if you die before the Income Start Date and before the Contract is Surrendered. If the Owner is a non-natural person, a Death Benefit is payable under the Contract if the Annuitant dies before the Income Start Date and before the Contract is Surrendered. For this purpose, except in the case of a trust that is a grantor-type trust under federal tax law, a trustee is considered to be a non-natural person, and the death of an individual who owns the Contact as a trustee will not be treated as the death of an Owner.

No Death Benefit will be paid until we receive Due Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit. If we are notified of your death before a requested transaction is completed, we will cancel the request.

Only one Death Benefit will be paid under the Contract. If a Death Benefit becomes payable, it will be in place of all other benefits under the Contract and all other rights under this Contract will be terminated. If your surviving spouse becomes a successor owner of the Contract, no Death Benefit will be paid on your death.

Death Benefit Amount

The amount of the Death Benefit will be based on the greater of:

•	the Account Value determined as of the Death Benefit Valuation Date; or

•	the total of all Purchase Payments received by us reduced proportionally for all withdrawals, but not including amounts applied to pay Early Withdrawal Charges.

There is no additional death benefit guarantee.

The reduction for withdrawals will be in the same proportion that the Account Value was reduced on the date of the withdrawal. Calculation of the Death Benefit amount will reflect the Vested Index Gain and Vested Index Loss adjustments related to any Indexed Strategy values.

The Death Benefit Valuation Date is the first anniversary of death, or any earlier date that we have received Due Proof of Death and Requests in Good Order for the payment of the Death Benefit from all Beneficiaries. Thus, in many cases where there are multiple Beneficiaries, the Death Benefit Valuation Date will be the time when the last Beneficiary submits the necessary Request in Good Order. Until the Death Benefit Valuation Date, the Contract values remain in the existing Indexed Strategies and are subject to fluctuation in value. This risk is borne by the Beneficiaries.

Death Benefit Start Date

The Beneficiary may designate the Death Benefit Start Date by a Request in Good Order. Such a request must be made within one year of the death for which the Death Benefit is payable. If no designation is made, then the Death Benefit Start Date will be one year after the date of death. However, actual payment may not be made if we have not received a Request in Good Order.

Form of Death Benefit Payments

You may elect to have Death Benefit payments made in one lump sum or pursuant to any form of payout option that is currently available. The standard forms of payout options are described in the Payout Options section of this prospectus. There is no additional charge associated with this election.

Your election, if any, must be made before your death. You may change the election at any time before your death. The election or any change in the election must be made by a Request in Good Order.

If you do not make any election, the Beneficiary may make that election after your death. A Beneficiary may change the Beneficiary’s own election. The Beneficiary’s election or any change in the election must be made by a Request in Good Order.

If neither you nor the Beneficiary has made an election, Death Benefit payments will be made annually under the terms of Payout Option A with a fixed period of four years, as described in the Payout Options section of this prospectus. Under this payout option, Death Benefit payments end after four years or, if fewer, the maximum number of whole years permitted under the tax qualification endorsement, if any.

We must receive any election request before the Death Benefit Start Date and at least 30 days before the first payment is to be made.

Death Benefit payments are generally made to the Beneficiary as payee.

Application of a Death Benefit to a Payout Option

When a Death Benefit is applied to a payout option, we promise to pay a stream of benefit payments for the duration of the payout option selected.

The Beneficiary generally will be the person on whose life any Death Benefit payments under a payout option will be based. If the Beneficiary is a non-natural person, the Beneficiary may elect to have payments under a life option based on the life of a person to whom the Beneficiary is obligated. This election must be made by a Request in Good Order before the Death Benefit Start Date. Otherwise, a Beneficiary that is a non-natural person may only elect to have payments made under a fixed period payout option.

Death Benefit Distribution Rules

Any designation of the Death Benefit Start Date, any election of the form of death benefit payments, and any change in the designation or the election is subject to the Death Benefit Distribution Rules provision of the Contract. These rules are summarized below.

•	For a Tax Qualified Contract. Death Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

•	For any other Contract. The Death Benefit must be paid either: (1) in full within five years of death; or (2) over the life of the Beneficiary or over a period certain not exceeding the Beneficiary’s life expectancy, with payments at least annually starting within one year of death.

Guaranteed Withdrawal Benefit Rider

We offer an optional guaranteed withdrawal benefit rider (the “Rider”) with the Contract. The Rider enhances your annuity by allowing you to take certain guaranteed withdrawals over the insured’s lifetime or over the joint lifetimes of the insured and his or her spouse. These guaranteed withdrawals are known as “Rider Income Payments.”

The Rider provides you with an alternative to Income Benefit payments under your Contract and additional flexibility in managing your retirement funds.

If you begin Income Benefit payments under your Contract (annuitization), then:	If you have a Rider and you begin Rider Income Payments, then:
You cannot take additional money out of your Contract.	You have the option to take additional money out of your Contract until the Account Value is exhausted. This feature of the Rider may be helpful to you in the event of an unforeseen financial need.

The amount used to provide Income Benefit payments is set and will not change. This means the total amount paid annually as Income Benefit payments under your Contract will be the same each year.	The Income Base Amount on which Rider Income Payments are based will increase by adjustments, if any, for strategy performance at the end of each Term. This means the Rider Income Payment amount may increase.

Income Benefit payments will be paid on a regular schedule. You cannot skip a scheduled Income Benefit payment.	On or after the [third] Contract Anniversary, you can request a Rider Income Payment at any time. You can also request that payments be made on a regular schedule. You can skip a scheduled Rider Income Payment. This additional flexibility may make it easier to manage your cash flow during retirement.

If you begin Income Benefit payments under your Contract (annuitization), then:	If you have a Rider and you begin Rider Income Payments, then:
If you add the Rider to your Contract and you later initiate Income Benefit payments under the Contract, the Rider terminates.	The Contract continues until you Surrender your Contract or the Rider terminates. Until the Account Value is completely exhausted by payment of Rider Income Payments or Rider charges, you retain the right to start Income Benefit payments under the Contract (annuitization). This means you will have the opportunity to weigh the benefits and costs of each option if and when your circumstances change.

Special Rider Terms

In this section of the Prospectus, the following capitalized terms have the meanings set out below.

EXCESS WITHDRAWAL. Each withdrawal from the Contract except: (1) a withdrawal to pay Rider charges; or (2) a Rider Income Payment.

INCOME BASE AMOUNT. The amount on which Rider charges and Rider Income Payments are based. This amount is described under the Income Base Amount section below.

INSURED. The principal person whose lifetime is used to measure the Rider Income Payments. The Insured is the individual who is the owner of the Contract, without regard to any joint owner. If you or a joint owner is not a human being, then the Insured is the individual who is the Annuitant under the Contract, without regard to any joint Annuitant. The Insured on the Contract Effective Date is set out on your Rider Specifications Page.

REQUIRED MINIMUM DISTRIBUTION. The amount, if any, that is required to be distributed from the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of this Rider, it shall be computed based on the values of the Contract without considering any other annuity or tax-qualified account. It shall be reduced by all prior withdrawals or Rider Income Payments from the Contract made in such calendar year. For purposes of this Rider, we may choose to compute it disregarding changes in federal tax law after the Contract Effective Date that would increase it. We will notify you if we make this choice.

RIDER INCOME PAYMENT. A guaranteed withdrawal benefit that is available under this Rider.

RIDER INCOME START DATE. The first day that a Rider Income Payment under this Rider is to be paid.

RIDER INCOME YEAR. A 12-month period beginning on the Rider Income Start Date or on an anniversary of the Rider Income Start Date.

RIDER SPECIFICATIONS PAGE. The page in your Rider that contains details unique to your Rider.

SPOUSE. The person who is the spouse of the Insured on the Rider Income Start Date. A spouse shall cease to be considered the Spouse if the marriage of the Insured and the Spouse is terminated for a cause other than the Insured’s death. A new spouse cannot be substituted after the Rider Income Start Date.

Adding the Rider to Your Contract

This is an optional rider. You can add the Rider to your Contract when you purchase your Contract. To add the Rider, any Owner must be between the ages of 40 and 80 on the Contract Effective Date.

You cannot add the Rider to your Contract after the Contract Effective Date.

If you add the Rider to your Contract, there will be an annual rider charge. (See Rider Charge below.) In addition, the Rider provisions will affect the terms of your Contract. (See Impact of Rider Ownership on Your Contract below.)

You may cancel the Rider without charge if you do so during the period that you have the right to cancel your Contract.

Income Base Amount

Rider Income Payments are based on the Income Base Amount of your Rider, which may be higher than the Account Value of your Contract. The Income Base Amount starts with your Account Value on the Contract Effective Date. It is increased by:

(1)	any later Purchase Payments you have made to the Contract; plus

(2)	an adjustment for Strategy performance at the end of each Term; and minus

(3)	an adjustment for each Excess Withdrawal, if any, taken since the Contract Effective Date.

The Income Base Amount can never be more than 250% of the Purchase Payments.

Adjustments for Strategy Performance

At the end of each Term of a Strategy under the Contract, we adjust the Income Base Amount for the positive performance of that Strategy. We make adjustments at the end of each Term both before and after the Rider Income Start Date. This means the Income Base Amount may increase after the Rider Income Start Date, which would result in an increase in the total amount that can be taken as Rider Income Payments.

Here are the formulas we use to calculate the amount of the adjustment for Strategy performance for a Term.

Declared Rate Strategy	=	all interest credited for the Term of the Declared Rate Strategy ending on that date	x	upside participation rate set out on your Rider Specifications Page

Indexed Strategy	=	amount of any positive net performance for the Term of the Indexed Strategy ending on that date	x	upside participation rate set out on your Rider Specifications Page

Net performance for a Term of an Indexed Strategy	=	Indexed Strategy value at the end of that Term	+	Amount withdrawn from that Indexed Strategy during that Term (other than Rider charges) and applicable Early Withdrawal Charges	-	Amount applied to that Indexed Strategy at the beginning of that Term

Examples. Here’s an example that shows how we calculate the adjustment for the performance of a Contract Strategy.

		Indexed Strategies	Strategy A		Strategy B
		Value at end of Term		$112,000		$86,000
		Amount withdrawn	+$	4,000	+$	4,000

				$116,000		$90,000
		Amount applied at start of Term	-$	100,000	-$	100,000

		Net performance		$16,000	-$	10,000
Declared Rate Strategy
Interest credited	$1,000	Net positive performance		$16,000		None
Upside participation rate	x 75%	Upside participation rate		x 75%		N/A

Adjustment	$750	Adjustment		$12,000		None

Adjustments for Excess Withdrawals

Every withdrawal from your Contract on or after the Contract Effective Date is an Excess Withdrawal unless it is a Rider Income Payment or it is to pay Rider charges.

We reduce the Income Base Amount for any Excess Withdrawal. Each reduction is made on the date that the Excess Withdrawal is taken. The amount of the reduction is equal to:

(1)	the percentage reduction in your Account Value due to the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to the withdrawal; multiplied by

(2)	the Income Base Amount just before the Excess Withdrawal.

An Excess Withdrawal may have a significant negative impact on the benefits of your Rider. This impact is illustrated in Excess Withdrawal Examples below.

Rider Income Payment Options and Rider Income Start Date

There are two options for Rider Income Payments: single lifetime option and joint lifetime option. You are eligible to begin taking Rider Income Payments under the Rider at any time you have satisfied the waiting period and the age requirements.

•	The waiting period is [three] years. It is measured from the Contract Effective Date.

•	If you elect the single lifetime option, the Insured must be at least age 55.

•	If you elect the joint lifetime option, both the Insured and the Spouse must be at least age 55.

The Rider Income Start Date is the date that you first take a Rider Income Payment. You must choose this date and your payment option by a Request in Good Order. We must receive your request at least 30 days before the Rider Income Start Date. You cannot change the payment option after the Rider Income Start Date.

Available Rider Income Payment Amount

The available Rider Income Payment amount is the largest total amount that you can take as a current Rider Income Payment at any point in time. It is determined each time that a Rider Income Payment is to be made. The available Rider Income Payment amount is equal to:

•	the Rider income percentage multiplied by the current Income Base Amount on the date that the Rider Income Payment is to be made; minus

•	the amount of each Rider Income Payment, if any, previously made during the current Rider Income Year.

Rider Income Percentage

Your election to begin to take Rider Income Payments fixes the Rider income percentage.

•	If you chose the single lifetime option, your income percentage will be between 4% and 7.5%, and is fixed based on the Insured’s age on the Rider Income Start Date.

•	If you chose the joint lifetime option, your fixed income percentage will be between 3% and 6.5%, and is fixed based on the age of the Insured and the Spouse, whichever is younger, on the Rider Income Start Date.

Once your Rider income percentage is fixed, it will not change.

The complete table of income percentages is set out on your Rider Specifications Page. The table below shows income percentages at some representative ages.

Age When Rider Income Payments Start	Single Lifetime Income Percentage	Joint Lifetime Income Percentage
Age 55	4.0%	3.0%
Age 59	4.4%	3.4%
Age 64	4.9%	3.9%
Age 65	5.0%	4.0%
Age 66	5.1%	4.1%
Age 70	5.5%	4.5%
Age 80	6.5%	5.5%
Age 90	7.0%	6.0%
Age 95	7.5%	6.5%

Examples. You are the Insured and your income base is $200,000.

•	If you select the single lifetime option and start Rider Income Payments one month before you reach age 65, your income percentage will be fixed at 4.9% and the available Rider Income Payment amount on the Income Start Date will be $9,800.

•	If you select the single lifetime option but wait and start Rider Income Payments one month after your reach age 65, your income percentage will be fixed at 5% and the available Rider Income Payment amount on the Income Start Date will be $10,000.

•	If you select the joint lifetime option and start Rider Income Payments when you are age 65 and your Spouse is age 64, your income percentage will be fixed at 3.9% and the available Rider Income Payment amount on the Income Start date will be $7,800.

Rider Income Payments

A Rider Income Payment may not exceed the available Rider Income Payment amount. You may not take a Rider Income Payment greater than the full amount available on the payment date or less than $50. You do not have to take Rider Income Payments each Rider Income Year. But Rider Income Payment amounts available for a Rider Income Year that are not taken cannot be carried over to the next Rider Income Year. The available Rider Income Payment amount will never be less than any applicable Required Minimum Distribution, as defined for Rider purposes.

Until the Account Value is exhausted, Rider Income Payments are paid in the form of withdrawals from the Contract. After that, Rider Income Payments are paid from the Rider itself and no Excess Withdrawals are permitted.

Rider Income Payments will stop on the earliest of:

1)	if the single lifetime option is in effect, the date that the Insured dies;

2)	if the joint lifetime option is in effect and the Insured and Spouse remain married during their joint lives, the date that the survivor of the Insured and Spouse dies;

3)	if the joint lifetime option is in effect but the Insured and Spouse cease to be married during their joint lives, the date that the Insured dies;

4)	the completion of the maximum period that a benefit can be paid under applicable federal tax law; or

5)	the date that this Rider terminates.

Rider Charge

We will assess an annual charge for this Rider at the end of each Contract Year. The Rider charge for each Contract Year is a percentage of your current Income Base Amount. The current Rider charge rate is 0.5%. We may change the Rider charge on any Contract Anniversary. The Rider charge rate cannot exceed the maximum charge rate listed on your Rider Specifications Page.

A Rider charge is treated as a withdrawal under your Contract. No Early Withdrawal Charge applies to a withdrawal to pay Rider charges. The charge for your Rider will be taken from the Account Value on each Contract Anniversary, and will be taken from the Purchase Payment Account and Strategies of your Contract in the same order as any other withdrawal.

Example. On a Contract Anniversary, your Income Base Amount is $200,000. The Rider charge at that time is 0.5%. We will take a Rider charge of $1,000 ($200,000 x 0.005) from your Account Value on that Contract Anniversary.

Charges for your Rider will be permanently waived once the Account Value of your annuity is depleted. A prorated portion of the annual charge will be taken upon Surrender of your Contract or upon termination of your Rider. The prorated charge will not be taken if you cancel during the period when you have the right to cancel your Contract.

Rider Charge Refund

We will add the Rider charges back to the Account Value if the Insured dies before the Rider Income Start Date. This refund is not available if the spouse of the Insured elects to become successor owner of the Contract.

Right to Cancel

You may cancel or terminate the Rider at any time by a Request in Good Order. Please see your Rider for more details.

Termination of Rider

The Rider will terminate and all rights under it will end if one of the following occurs:

•	you cancel the Rider during the period when you have the right to cancel your Contract;

•	you terminate the Rider at any other time by a Request in Good Order;

•	you take an Excess Withdrawal that reduces the Income Base Amount below $1,250;

•	you Surrender the Contract;

•	you initiate Income Benefit payments under the Contract; or

•	the completion of all Rider Income Payments.

Termination If Death Benefit Becomes Payable. The Rider will terminate and all rights under it will end if a Death Benefit becomes payable under the Contract, unless (1) the Insured becomes successor owner of the Contract, or (2) it is before the Rider Income Start Date and the spouse of the Insured becomes successor owner of the Contract, or (3) Rider Income Payments are being made under a joint lifetime option and the Spouse of the Insured becomes successor owner of the Contract.

Termination If You Transfer the Contract. The Rider will terminate and all rights under it will end if you transfer an interest in the Contract that results in a change in the Insured, unless (1) it results in the spouse of the Insured becoming the Insured before the Rider Income Start Date, or (2) it results in the Spouse of the Insured becoming Insured when Rider Income Payments are being made under a joint lifetime option.

Excess Withdrawal Examples

All examples assume that:

•	you have not started Rider Income Payments;

•	immediately before the Excess Withdrawal, your Account Value is $100,000 and your Income Base Amount is $114,000;

•	your annuity’s current free withdrawal allowance is $10,000; and

•	future Rider Income Payment amounts will use a Rider income percentage of 5%.

Example A: This example shows how an Excess Withdrawal of $4,000 affects the Account Value, the Income Base Amount, and the projected Rider Income Payment amount.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$96,000	Reduced by $4,000 (4% reduction) $4,000 / $100,000 = 4%
Income Base Amount	$114,000	$109,440	Reduced by $4,560 (4% reduction—proportional to AV) $114,000 x 0.04 = $4,560
Future Rider Income Payment Amount at 5%	$5,700	$5,472	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $109,440 x 0.05 = $5,472 (after Excess Withdrawal)

Example B: This example shows how an Excess Withdrawal of $25,000 (including the applicable early withdrawal charge) affects the Account Value, the Income Base Amount, and the projected Rider Income Payment amount.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$75,000	Reduced by $25,000 (25% reduction) $25,000 / $100,000 = 25%
Income Base Amount	$114,000	$85,500	Reduced by $28,500 (25% reduction—proportional to AV) $114,000 x 0.25 = $28,500
Future Rider Income Payment Amount at 5%	$5,700	$4,725	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $85,500 x 0.05 = $4,725 (after Excess Withdrawal)

Example C: This example shows how an Excess Withdrawal equal to the Account Value can terminate the rider and result in the loss of all future guaranteed Rider Income Payments.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$0	Reduced by $100,000 (100% reduction) $100,000 / $100,000 = 100%
Income Base Amount	$114,000	$0	Reduced by $114,000 (100% reduction—proportional to AV) $114,000 x 1.00 = $114,000
Future Rider Income Payment Amount at 5%	$5,700	$0	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $0 x 0.05 = $0 (after Excess Withdrawal)

Impact of Rider Ownership on Contract

Effect on Indexed Strategy Caps. All other things being equal, the Cap on Indexed Strategies of Contracts issued with this Rider may be higher than the Cap on Indexed Strategies of Contracts issued without this Rider.

Effect on Indexed Strategy Availability. After the Rider Income Start Date, we may limit, on a nondiscriminatory basis, the availability of some or all Indexed Strategies with a Floor that allows a loss. Other strategies may be made available to you at our discretion. If we limit the availability of an Indexed Strategy (the “Closed Indexed Strategy”) after the Rider Income Start Date, it will not be available for the next Term and the following rules will apply.

•	The amount held in the Closed Indexed Strategy will not automatically renew into a new Term of the Closed Indexed Strategy. If we do not receive your Request in Good Order to transfer the funds held in the Closed Indexed Strategy prior to the end of the Term, we will automatically transfer the applicable amount based on the normal transfer rules for funds held under Strategies that are no longer available.

•	The Bailout provision will not apply to withdrawals from the Closed Indexed Strategy at the end of the Term.

Withdrawals to Pay Rider Charges or Rider Income Payments. Withdrawals made from the Contract to pay charges for this Rider or to pay Rider Income Payments will be subject to all of the terms and conditions of the Contract, except:

•	the amount withdrawn shall not be subject to an Early Withdrawal Charge;

•	it need not meet the minimum amount for a withdrawal as determined under the Contract;

•	it may reduce the Account Value of the Contract below the minimum that is otherwise required, but we will not terminate the Contract if such withdrawals reduce the Account Value of the Contract below such minimum; and

•	it may completely exhaust the Account Value of the Contract.

Adjustments to Indexed Strategies. An adjustment for Vested Index Gain or Vested Index Loss will apply to a withdrawal to pay Rider Income Payments or Rider charges that is taken from an Indexed Strategy. If a withdrawal to pay a Rider Income Payment or a Rider charge is scheduled for a date that is not a Market Day, then we will process the withdrawal on the scheduled date using values at the most recent Market Close.

Free Withdrawal Allowance. Withdrawals to pay Rider Income Payments will reduce the amount that may otherwise be taken without an Early Withdrawal Charge pursuant to the free withdrawal allowance under the Contract.

Amounts Payable under the Contract. Withdrawals to pay Rider Income Payments and Rider charges will reduce the Account Value under the Contract. This will, in turn, reduce the amount payable upon Surrender, the Death Benefit based on the Account Value and the amount used to provide Income Benefit payments under the Contract. Withdrawals to pay Rider Income Payments and Rider charges will also reduce any Death Benefit based on a Return of Premium.

Continuation of Contract. If the Account Value of the Contract is completely exhausted by payment of Rider Income Payments or Rider charges, the Contract shall not terminate until the Rider terminates. However, no Excess Withdrawals are possible, and no Income Benefit payments are possible because the Contract cannot be annuitized.

Premium and Other Taxes

We reserve the right to deduct from the Purchase Payment or Account Value any taxes relating to the Contract paid by us to any government entity (including, but not limited to, premium taxes, Federal, state and local withholding of income, estate, inheritance, other taxes required by law, and any new or increased state income taxes that may be enacted into law).

Currently some state governments impose premium taxes on annuities. These taxes currently range from zero to 3.5% depending upon the jurisdiction and the tax qualification of the Contract. A federal premium tax has been proposed but not enacted. We may deduct any applicable premium taxes from the Purchase Payments or the Account Value at the time that the tax is imposed. In addition, the amount used to provide Income Benefit payments and the amount payable as the Death Benefit will be reduced by premium taxes and other taxes not previously deducted.

Income Taxes

We reserve the right to deduct from the Contract for any income taxes which we incur because of the Contract. At the present time, however, we are not incurring any such income tax or making any such deductions.

Federal Tax Considerations

This section provides a general description of federal income tax considerations relating to the Contracts. The purchase, holding and transfer of a Contract may have federal estate and gift tax consequences in addition to income tax consequences. Estate and gift taxation is not discussed in this prospectus. State taxation will vary depending on the state in which you reside, and is not discussed in this prospectus.

The tax information provided in the prospectus is not intended or written to be used as legal or tax advice. It is written solely to provide general information related to the sale and holding of the Contracts. A taxpayer cannot use it for the purpose of avoiding penalties that may be imposed under the tax laws. You should seek advice on legal or tax questions based on your particular circumstances from an attorney or tax advisor who is not affiliated with the Company.

Tax Deferral on Annuities

Internal Revenue Code (“IRC”) Section 72 governs taxation of annuities in general. The income earned on a Contract is generally not included in income until it is withdrawn from the Contract. In other words, a Contract is a tax-deferred investment. Tax deferral is not available for a Contract when an Owner is not a natural person unless the Contract is part of a tax-qualified retirement plan or the Owner is a mere agent for a natural person. For a nonqualified deferred compensation plan, this rule means that the employer as Owner of the Contract will generally be taxed currently on any increase in the Surrender Value, although the plan itself may provide a tax deferral to the participating employee.

Tax-Qualified Retirement Plans

Annuities may also qualify for tax-deferred treatment, or serve as a funding vehicle, under tax-qualified retirement plans that are governed by other IRC provisions. These provisions include IRC Section 401 (pension, profit sharing, and 401(k) plans), IRC Section 403(b) (tax-sheltered annuities), IRC Sections 408 and 408A (individual retirement annuities), and IRC Section 457(b) (governmental deferred compensation plans). Tax-deferral is generally also available under these tax-qualified retirement plans through the use of a trust or custodial account without the use of an annuity.

The tax law rules governing tax-qualified retirement plans and the treatment of amounts held and distributed under such plans are complex. If the Contract is to be used in connection with a tax-qualified retirement plan, including an individual retirement annuity (“IRA”) under a Simplified Employee Pension (SEP) Plan, you should seek competent legal and tax advice regarding the suitability of the Contract for your particular situation.

Contributions to a tax-qualified Contract are typically made with pre-tax dollars, while contributions to other Contracts are typically made from after-tax dollars, though there are exceptions in either case. Tax-qualified Contracts may also be subject to restrictions on withdrawals that do not apply to other Contracts. These restrictions may be imposed to meet the requirements of the IRC or of an employer plan.

Following is a brief description of the types of tax-qualified retirement plans for which the Contracts are available.

Individual Retirement Annuities. IRC Sections 219 and 408 permit certain individuals or their employers to contribute to an individual retirement arrangement known as an “Individual Retirement Annuity” or “IRA”. Under applicable limitations, an individual may claim a tax deduction for certain contributions to an IRA. Contributions made to an IRA for an employee under a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) established by an employer are not includable in the gross income of the employee until distributed from the IRA. Distributions from an IRA are taxable to the extent that they represent contributions for which a tax deduction was claimed, contributions made under a SEP plan or SIMPLE, or income earned within the IRA.

Roth IRAs. IRC Section 408A permits certain individuals to contribute to a Roth IRA. Contributions to a Roth IRA are not tax deductible. Tax-free distributions of contributions may be made at any time. Distributions of earnings are tax-free following the five-year period beginning with the first year for which a Roth IRA contribution was made if the Owner has attained age 59 1⁄2, become disabled, or died, or for qualified first-time homebuyer expenses.

Tax-Sheltered Annuities. IRC Section 403(b) of permits public schools and charitable, religious, educational, and scientific organizations described in IRC Section 501(c)(3) to establish “tax-sheltered annuity” or “TSA” plans for their employees. TSA contributions and Contract earnings are generally not included in the gross income of the employee until distributed from the TSA. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1⁄2, severs employment, becomes disabled, incurs a hardship, is eligible for a qualified reservist distribution, or dies. The IRC and the plan may impose additional restrictions on distributions.

Pension, Profit–Sharing, and 401(k) Plans. IRC Section 401 permits employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish such plans for themselves and their employees. These plans may use annuity contracts to fund plan benefits. Generally, contributions are deductible to the employer in the year made, and contributions and earnings are generally not included in the gross income of the employee until distributed from the plan. The IRC and the plan may impose restrictions on distributions. Purchasers of a Contract for use with such plans should seek competent advice regarding the suitability of the Contract under the particular plan.

Governmental Eligible Deferred Compensation Plans. State and local government employers may purchase annuity contracts to fund eligible deferred compensation plans for their employees, as described in IRC Section 457(b). Contributions and earnings are generally not included in the gross income of the employee until the employee receives distributions from the plan. Amounts cannot be distributed until the employee attains age 70 1⁄2, severs employment, becomes disabled, incurs an unforeseeable emergency, or dies. The plan may impose additional restrictions on distributions.

Roth TSAs, Roth 401(k)s, and Roth 457(b)s. IRC Section 402A permits TSA plans, 401(k) plans, and governmental 457(b) plans to allow participating employees to designate some part or all of their future elective contributions as Roth contributions. Roth contributions to a TSA plan, 401(k) plan, or governmental 457(b) plan are included in the employee’s taxable income as earned. Amounts attributable to Roth TSA, Roth 401(k), or Roth 457(b) contributions must be held in a separate account from amounts attributable to traditional pre-tax TSA, 401(k), or 457(b) contributions. Distributions from a Roth TSA, Roth 401(k), or Roth 457(b) account are considered to come proportionally from contributions and earnings. Distributions attributable to Roth account contributions are tax-free. Distributions attributable to Roth account earnings are tax-free following the five-year period beginning with the first year for which Roth contributions are made to the plan if the employee has attained age 59 1⁄2, become disabled, or died. A Roth TSA, Roth 401(k), or Roth 457(b) account is subject to the same distribution restrictions that apply to amounts attributable to traditional pre-tax TSA, 401(k), or 457(b) contributions made under a salary reduction agreement. The plan may impose additional restrictions on distributions.

Nonqualified Deferred Compensation Plans

Employers may invest in annuity contracts in connection with unfunded deferred compensation plans for their employees. Such plans may include eligible deferred compensation plans of non-governmental tax-exempt employers, as described in IRC Section 457(b); deferred compensation plans of both governmental and nongovernmental tax-exempt employers that are taxed under IRC Section 457(f) and subject to Section 409A; and nonqualified deferred compensation plans of for-profit employers subject to Section 409A. In most cases, these plans are designed so that amounts credited under the plan will not be includable in the employees’ gross income until paid under the plan. In these situations, the annuity contracts are not plan assets and are subject to the claims of the employer’s general creditors. Whether or not made from the Contract, benefits payments are subject to restrictions imposed by the IRC and the plan.

Summary of Income Tax Rules

The following chart summarizes the basic income tax rules governing tax-qualified retirement plans, nonqualified deferred compensation plans, and other Contracts.

	Tax-Qualified Contracts and Plans	Nonqualified Deferred Compensation Plans	Other Annuity Contracts
Plan Types

•       IRC §408 (IRA, SEP, SIMPLE IRA)

•       IRC §408A (Roth IRA)

•       IRC §403(b) (Tax-Sheltered Annuity)

•       IRC §401 (Pension, Profit–Sharing, 401(k))

•       Governmental IRC §457(b)

•       IRC §402A (Roth TSA, Roth 401(k), or Roth 457(b))

		• IRC §409A • Nongovernmental IRC §457(b) • IRC §457(f)	• IRC §72 only

Who May Purchase a Contract	Eligible employee, employer, or employer plan.	Employer on behalf of eligible employee. Employer generally loses tax-deferred status of Contract itself.	Anyone. Non-natural person will generally lose tax-deferred status.

Distribution Restrictions	Distributions from Contract or plan may be restricted to meet requirements of the Internal Revenue Code and/or terms of the retirement plan.		None.

Taxation of Withdrawals, Surrenders, and Lump Sum Death Benefit	Generally, 100% of distributions must be included in taxable income. However, the portion that represents an after-tax contributions or other “investment in the contract” is not taxable. Distributions from Roth IRA are deemed to come first from after-tax contributions. Distributions from other Contracts are generally deemed to come from investment in the contract on a pro-rata basis. Distributions from §408A Roth IRA or §402A Roth TSA, Roth 401(k), or Roth 457(b) are completely tax free if certain requirements are met.

Generally, distributions must be included in taxable income until all earnings are paid out. Thereafter, distributions are tax-free return of the “investment in the contract”.

However, distributions are tax-free until any contributions made before August 14, 1982 are returned.

Taxation of Payout Option Payments (Income Benefit or Death Benefit)	A percentage of each payment is tax free equal to the ratio of after-tax “investment in the contract” (if any) to the total expected payments, and the balance is included in taxable income. Once the after-tax “investment in the contract” has been recovered, the full amount of each benefit payment is included in taxable income. Distributions from a Roth IRA, Roth TSA, Roth 401(k), or Roth 457(b) are completely tax free if certain requirements are met.

Possible Penalty Taxes for Distributions Before Age 59 1⁄2	Taxable portion of payments made before age 59 1⁄2 may be subject to 10% penalty tax (or 25% for a SIMPLE IRA during the first two years of participation). Penalty taxes do not apply to payments after the participant’s death, or to §457 plans. Other exceptions may apply.	No penalty taxes.	Taxable portion of payments made before age 59 1⁄2 may be subject to a 10% penalty tax. Penalty taxes do not apply to payments after the Owner’s death. Other exceptions may apply.

Assignment/ Transfer of Contract	Assignment and transfer of Ownership generally not permitted.		Generally, deferred earnings taxable to transferor upon transfer or assignment. Gift tax consequences are not discussed herein.

Federal Income Tax Withholding	Eligible rollover distributions from §401, §403(b), and governmental §457(b) plans are subject to 20% mandatory withholding on taxable portion unless direct rollover. For other payments, Payee may generally elect to have taxes withheld or not.	Generally subject to wage withholding.	Generally, Payee may elect to have taxes withheld or not.

Rollovers, Transfers, and Exchanges

Amounts from a tax-qualified Contract may be rolled over, transferred, or exchanged into another tax-qualified account or retirement plan as permitted by the Internal Revenue Code and the terms of the retirement plan(s). Amounts may be rolled over, transferred, or exchanged into a tax-qualified Contract from another tax-qualified account or retirement plan as permitted by the Internal Revenue Code and the terms of the retirement plan(s). In most cases, such a rollover, transfer, or exchange is not taxable, unless the rollover of pre-tax amounts is made into a Roth IRA, a Roth TSA, Roth 401(k), or Roth 457(b). Rollovers, transfers, and exchanges are not subject to normal contribution limits. The Internal Revenue Code or the terms of a retirement plan may require that rollovers be held in a separate Contract from other plan funds.

Amounts from a non-tax-qualified Contract may be exchanged for another non-tax-qualified annuity contract on a tax-free basis as permitted by the Internal Revenue Code. Amounts may be exchanged into a non-tax-qualified Contract from a life insurance policy, an endowment contract, or another non-tax-qualified annuity contract on a tax-free basis as permitted by the Internal Revenue Code.

Required Distributions

The Contracts are subject to the required distribution rules of federal tax law. These rules vary based on the tax qualification of the Contract or the plan under which it is issued.

For a tax-qualified Contract other than a Roth IRA, required minimum distributions must generally begin by April 1 following attainment of age 70 1/2. However, for a 403(b) Tax-Sheltered Annuity Plan, a 401 Pension, Profit-Sharing, or 401(k) Plan, or a 457(b) Governmental Deferred Compensation Plan, a participant who is not a 5% owner of the employer may delay required minimum distributions until April 1 following the year in which the participant retires from that employer. The required minimum distributions during life are calculated based on standard life expectancy tables adopted under federal tax law.

For a Roth IRA or for a Contract that is not tax-qualified, there are no required distributions during life.

All Contracts are generally subject to required distributions after death. Generally, if payments have begun under a payout option during life or if the required beginning date for distributions from a tax-qualified Contract had been reached, then after death any remaining payments must be made at least as rapidly as those made or required before death. Otherwise, the death benefit must be paid out in full within five years after death, or must be paid out in substantially equal payments beginning within one year of death over a period not exceeding the life expectancy of the designated beneficiary. For a traditional IRA, a Roth IRA, or a Contract that is not tax-qualified, a beneficiary who is a surviving spouse (as defined by federal tax law) may elect out of these requirements, and apply the required distribution rules as if the Contract were his or her own.

Right to Cancel (Free Look)

If you change your mind about owning the Contract, you can cancel it within 20 days after you receive it. If you purchased this Contract to replace an existing contract, you have 30 days after you receive it. This is known as a “free look.” The right to cancel period may be longer in some states.

To cancel your Contract, you must submit your request to cancel to the producer who sold it or send it to us at P.O. Box 5423, Cincinnati, OH 45201-5423. Your request to cancel must be in writing and signed by you.

When you cancel the Contract within this free look period, we will not assess an Early Withdrawal Charge. Unless otherwise required by state law, you will receive whatever your Contract is worth on the day that we receive your cancellation request. The amount you receive may be more or less than your Purchase Payment(s) depending upon the amount of interest earned by your Contract during the free look period and any adjustment for Vested Index Gain or Vested Index Loss that applies as of the day that we receive your cancellation request. This means that you bear the risk of any decline in the Account Value of your Contract during the free look period. We do not refund any charges or deductions assessed during the free look period that relate to a withdrawal taken before you cancel the Contract.

In certain states, we are required to give back your Purchase Payment(s) if you decide to cancel your Contract during the free look period. If we are required by law to refund your Purchase Payment(s), we reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.

Annual Statement and Confirmations

At least once each calendar year, we will send you a statement that will show:

1)	your Account Value;

2)	all transactions regarding your Contract during the year; and

3)	the interest credited to your Contract and the adjustments for Vested Index Gains and Vested Index Losses credited to your Contract.

Such statements will be sent to your last known address on our records. You will have 60 days from the date you receive such statement to inform us of any errors, otherwise such statement will be deemed final and correct.

We will send out written confirmations of financial transactions in your Contract. Unless you inform us of any errors within 60 days of receipt of a confirmation, we will consider it to be accurate and complete.

Electronic Delivery

You may elect to receive electronic delivery of the Contract Prospectus and other Contract related documents. Contact us at our website at www.GAIGannuities.com for more information and to enroll.

Abandoned Property Requirements

Every state has unclaimed property laws. These laws generally declare annuity contracts to be abandoned after a period of inactivity of three to five years: (1) from the Income Start Date; or (2) from the date of death for which a Death Benefit is due and payable. For example, if the payment of a death benefit has been triggered, but the beneficiary does not come forward to claim the death benefit in a timely manner, the unclaimed property laws will apply.

If a Death Benefit, Income Benefit payments or other contract proceeds are unclaimed, we will pay them to the abandoned property division or unclaimed property office of the applicable state. (Escheatment is the formal, legal name for this process.) For example, on an unclaimed Death Benefit, depending on the circumstances, the proceeds are paid: (1) to the state where the beneficiary last resided, as shown on our books and records; (2) to the state where the contract owner last resided, as shown on our books and records; or (3) to Ohio, which is our state of domicile. The state will hold the proceeds without interest until a valid claim is made by the person entitled to the proceeds.

To prevent escheatment of the Death Benefit, Income Benefit payments or other proceeds from your Contract, it is important:

•	to update your contact information, such as your address, phone number and email address, if and as it changes; and

•	to update your Beneficiary and other designations, including complete names, complete addresses, phone numbers, and social security numbers, if and as they change.

Please contact us at P.O. Box 5423, Cincinnati, OH 45201-5423, or call us at 1-800-789-6771, to make such changes.

State unclaimed property laws do not apply to annuity contracts that are held under an employer retirement plan that is subject to the Employee Retirement Income Security Act of 1974 (ERISA).

Ownership Provisions

Owner

The Owner is the person with authority to exercise all of the ownership rights under a Contract, such as making allocations among the Strategies, electing a payout option, and designating the Annuitant, Beneficiary and payee. If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.

An Owner must ordinarily be a natural person, or a trust or other legal entity holding a Contract for the benefit of a natural person. If an Owner is a non-natural person, then the age of the eldest Annuitant will be treated as the age of the owner for all purposes under this Contract. A trustee that owns a Contract is considered to be a non-natural person for all purposes under the Contract.

Successor Owner

In some cases, your spouse may succeed to the ownership of the Contract after your death. Specifically, if a Death Benefit is payable on account of your death and your spouse is the sole Beneficiary under the Contract, he or she will become the successor owner of the Contract if: (1) you make a Request in Good Order to that effect before your death; or (2) after your death, your spouse makes a Request in Good Order to that effect within one year of your death and before the Death Benefit Start Date. A successor owner will succeed to all rights of ownership under the Contract except the right to name another successor owner.

In some states, a surviving partner of a civil union or domestic partnership may become a successor owner of the Contract. However, a civil union partner or domestic partner who becomes a successor owner must receive distributions from the Contract after your death under the required distribution rules of federal tax law that apply to a nonspouse beneficiary.

Joint Owners

•	For a Tax Qualified Contract. No joint owner is permitted.

•	For any other Contract. Two persons may jointly own the Contract. Each joint owner may exercise allocation and transfer rights independently. All other rights of ownership must be exercised by joint action.

A surviving joint owner will be deemed to be the sole Beneficiary of any Death Benefit that becomes payable on the death of the first owner to die, regardless of any Beneficiary designation. A surviving joint owner who is the spouse (or civil union partner/domestic partner in applicable states) of the deceased owner may become the successor owner of the Contract in lieu of receiving the Death Benefit.

Transfer of Ownership

•	For a Tax Qualified Contract. You may not transfer, sell or in any way alienate your interest in the Contract except to the limited extent provided in the tax qualification endorsement.

•	For any other Contract. You may not transfer ownership at any time during your lifetime unless you make a Request in Good Order for our consent to the transfer and we consent in writing. Except as otherwise elected or required by law, a transfer of ownership will not cancel a designation of an Annuitant or Beneficiary or a payout option election. A transfer of ownership may have adverse tax consequences.

Assignment

•	For a Tax Qualified Contract. You may not pledge, charge, encumber, alienate, commute, or in any way assign or transfer the Contract or any interest you have in the Contract, except to the limited extent, if any, provided in the tax qualification endorsement.

•	For any other Contract. You may not pledge, charge, encumber, alienate, commute, or in any way assign or transfer this Contract or any interest you have in this Contract unless you make a Request in Good Order for our consent to the assignment and we consent in writing. We will review such requests on a non-discriminatory basis.

We are not responsible for the validity any assignment. An assignment may have adverse tax consequences. An assignment must be made by a Request in Good Order. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment made or any action we take before we acknowledge it.

The person to whom you make an assignment is called an assignee. The rights of an assignee, including the right to any payment under this Contract, come before the rights of an Owner, Annuitant, Beneficiary, or other payee.

Loans

Loans are not available under the Contract.

Annuitant Provisions

The Annuitant is the natural person on whose life Income Benefit payments are based. If there is more than one Annuitant, each Annuitant will be a Joint Annuitant of the Contract.

•	For a Tax Qualified Contract. The Annuitant must be the Owner. If the Owner is a plan sponsor or trustee, then the Annuitant is the designated natural person for whose benefit the Contract was purchased and this designation cannot be changed.

•	For any other Contract. The Annuitant is the person or persons designated by you. If you do not designate an Annuitant or if no Annuitant designated by you is surviving, then the Annuitant will be each Owner who is a natural person.

You generally may make or change a designation of Annuitant at any time before the Income Start Date. A designation of Annuitant may not be changed at any time that there is a non-human owner, such as a trust or a corporation. Before a Contract is issued to or transferred to a grantor-type trust, as defined by federal tax law, we may require that each grantor of the trust be named as an Annuitant.

A designation of an annuitant must be made by a Request in Good Order.

Except as otherwise elected or as required by law, a change of Annuitant will not cancel a designation of a Beneficiary or a payout option election.

Primary and Contingent Beneficiary Provisions

The primary Beneficiary is the person entitled to receive any Death Benefit that is to be paid under this Contract. The Beneficiary will be the measuring life for life contingent Death Benefit payments (Option B and Option C).

•	If there is a joint owner and that joint owner survives you, then that joint owner is the Beneficiary regardless of any designation of Beneficiary made by you.

•	If there is no joint owner who survives you, than the Beneficiary is the person or persons whom you designate.

•	If there is no joint owner or Beneficiary designated by you who survives you, then your estate will be the Beneficiary.

If a Beneficiary dies within 30 days after your death, we will assume that he or she did not survive you for purposes of this Contract.

Joint Primary Beneficiaries. You may designate two or more persons jointly as the primary Beneficiary. Unless you state otherwise, joint Beneficiaries who survive you will be entitled to equal shares.

Contingent Beneficiaries. A contingent Beneficiary is a Beneficiary designated to receive a benefit only if a primary Beneficiary dies before you. You may designate one or more persons as contingent Beneficiary. Unless you state otherwise, a contingent Beneficiary will be entitled to a benefit only if there is no primary Beneficiary who survives you.

Trust Owner as Beneficiary. Before a contract is issued or transferred to a trust, we may require that the trust be named as the Beneficiary. Once named, we may decline any request to change the Beneficiary as long as the trust owns the Contract.

How to Designate a Beneficiary or Change a Designation

You may make or change a designation of Beneficiary at any time so long as you have not specified that a prior designation is irrevocable and no death has occurred for which a Death Benefit is payable. A designation of Beneficiary must be made by a Request in Good Order. We must receive the request on or before the date of death for which a Death Benefit is payable. Except as otherwise elected or as required by law, a change of Beneficiary will not cancel a designation of an Annuitant or a payout option election.

Payees under the Contract

A payee is a person to whom benefits are paid under this Contract.

•	For a Tax Qualified Contract. You are the Annuitant under the Contract and, as the Annuitant, you are the payee of the Annuity Benefit. The Beneficiary is the payee of the Death Benefit.

•	For any other Contract. The Annuitant under the Contract is the payee of the Annuity Benefit. If you are not the Annuitant, you can elect to have the Income Benefit payments made to you as payee. The Beneficiary is the payee of the Death Benefit.

A designation or change of payee must be made by a Request in Good Order. Irrevocable naming of a payee other than the Owner can have adverse tax consequences. In any event, the Annuitant will be the person on whose life Annuity Benefits payments are based and the Beneficiary will be the person on whose life Death Benefit payments under a payout option will be based. No change of payee at any time will change this.

Other Contract Provisions

Discontinuation or Substantial Change to an Index

We have the right to replace the S&P 500® Index (“S&P 500”) with a similar index if the S&P 500 is discontinued or we are no longer able to use it, its calculation changes substantially, or we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive. We also have the right to adjust the S&P 500 if its calculation changes substantially. We would attempt to choose a replacement index that is similar to the S&P 500 or to adjust the S&P 500 to approximate its performance before the change. We will notify you in writing at least 30 days before we replace or adjust the S&P 500. If we replace or adjust the S&P 500 during a Term, we will calculate adjustments for Index Gains and Index Losses using the S&P 500 up until the date of on which we replace or adjust the S&P 500 and we will use the replacement index or the adjusted S&P 500 from that date until the end of the Term.

Amendment of the Contract

We reserve the right to amend the Contracts to comply with applicable Federal or state laws or regulations. We will notify you in writing of any such amendments.

Misstatement

We may require proof of the age of the Annuitant, Owner and/or the Beneficiary before making any payments under the Contract that are measured by the Annuitant’s, Owner’s or Beneficiary’s life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Involuntary Termination

We may terminate this Contract at any time that the Account Value is less than the minimum required value of $5,000. If we terminate this Contract, we will pay you the Surrender Value determined as of the date that we terminate this Contract.

State Variations

Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. These differences include, among other things, free look rights, age issuance limitations, transfer rights and limitations, the right to reject a Purchase Payment and the general availability of certain features. However, please note that the maximum charge is set forth in this prospectus. This prospectus describes all the material features of the Contract. If you would like to review a copy of the Contract and any endorsements, contact our Administrative Office.

Distribution of the Contracts

Great American Advisors, Inc. (“GAA”) is the principal underwriter and distributor of the securities offered through this prospectus. Great American Life and GAA are affiliated because both companies are indirect wholly-owned subsidiaries of American Financial Group, Inc. GAA also acts as the principal underwriter and distributor of the variable annuity contracts that our affiliated life insurance company issues.

GAA’s principal executive offices are located at 301 E Fourth Street, Cincinnati, Ohio 45202. GAA is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”). FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org. An investor brochure that includes information describing FINRA BrokerCheck is available through the Hotline or online.

Contracts are sold through registered broker-dealers. There is no front-end sales load deducted from the Purchase Payment(s) to pay sales commissions.

[Additional information required by Item 8 of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Experts

Legal matters in connection with Federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Ohio law and the validity of the forms of the Contracts under Ohio law have been passed on by legal counsel for the Company.

Independent Registered Public Accounting Firm

[Information required by Item 10 of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Securities and Exchange Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Great American Life Insurance Company pursuant to its articles of incorporation or its code of regulations or pursuant to any insurance coverage or otherwise, Great American Life Insurance Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Information on Great American Life Insurance Company

Great American Life Insurance Company

Great American Life Insurance Company is a stock insurance company incorporated in 1961. We are domiciled in the state of Ohio and have been continuously engaged in the insurance business since that time. We are licensed to conduct life insurance business in all states of the United States except New York, as well as the District of Columbia, Guam and the U.S. Virgin Islands. We are a wholly-owned subsidiary of American Financial Group, Inc., a publicly traded company. American Financial Group, Inc. is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and fixed-indexed annuities.

Our Home Office and Administrative Office are located at 301 East Fourth Street, Cincinnati, Ohio 45202.

Our General Account

We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

Our general account (the “General Account”) holds all our assets other than assets in our insulated separate accounts. We own our General Account assets, and, subject to applicable law, have sole investment discretion over them. The assets are subject to our general business operation liabilities and claims of our creditors and may lose value. Our General Account assets fund guarantees provided in the Contracts. We place a majority of the Purchase Payments made under the Contract in our General Account where we primarily invest the assets in a variety of fixed income securities.

We place a portion of the Purchase Payments made under the Contract in a non-unitized separate account (the “Separate Account”) that is not registered with the Securities and Exchange Commission. We established and maintain the Separate Account pursuant to the laws of our domiciliary state for the purpose of supporting our obligation to pay adjustments for Index Gains and Index Losses associated with the Indexed Strategies. The assets of the Separate Account are held in our name on behalf of the Separate Account and legally belong to us. The assets in the Separate Account are not chargeable with liabilities arising out of any other business that we conduct. We may invest these assets in hedging instruments, including derivative contracts as well as other assets permitted under state law. To support our obligations to pay adjustments for Index Gains and Index Losses associated with the Indexed Strategies, we may move money between the Separate Account and our General Account.

Contract owners do not have any interest in or claim on the assets in the Separate Account. Nor do Contract owners participate in any way in the performance of assets held in the Separate Account.

Reliance on Rule 12h-7

Great American Life relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of the 1934 Act from the requirement to file reports pursuant to Section 15(d) of that Act.

Legal Proceedings

GALIC and its subsidiaries are involved in litigation from time to time, generally arising in the ordinary course of business. This litigation may include, but is not limited to, general commercial disputes, lawsuits brought by contract owners and policyholders, employment matters, reinsurance collection matters and actions challenging certain business practices of insurance subsidiaries. Also, from time to time, state and Federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the ability of the Company to meet its obligations under the contracts.

Information on GALIC’s Business and Property

Business

Great American Life Insurance Company (“GALIC” or the “Company”) is a wholly owned subsidiary of Great American Financial Resources (“GAFRI”), and its parent company, American Financial Group, Inc. (“AFG”). GALIC through the operations of Great American Insurance Group, is engaged primarily in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Its address is 301 East Fourth Street, Cincinnati, Ohio 45202; its phone number is (513) 357-3300.

General

GALIC sells traditional fixed and fixed-indexed annuities in the retail, financial institutions and education markets through independent producers and through direct relationships with certain financial institutions. The annuity operations employed approximately 500 people at December 31, 2014. These operations are conducted primarily through the subsidiaries listed in the following table, which includes 2014 statutory annuity premiums (in millions), annuity policies in force and independent ratings.

	Annuity	Annuity Policies	Ratings
Company	Premiums	In Force	AM Best	S&P
Great American Life Insurance Company	$3,463	348,500	A	A+
Annuity Investors Life Insurance Company	229	126,000	A	A+

GALIC believes that the ratings assigned by independent insurance rating agencies are an important competitive factor because agents, potential policyholders, banks, and school districts often use a company’s rating as an initial screening device in considering annuity products. GALIC believes that a rating in the “A” category by A.M. Best is necessary to successfully market tax-deferred annuities to public education employees and other non-profit groups and a rating in the “A” category by at least one rating agency is necessary to successfully compete in its other annuity markets. GALIC believes that these entities can successfully compete in these markets with their respective ratings.

Statutory premiums of GALIC’s annuity operations the last three years were as follows (in millions):

	Premiums
	2014	2013	2012
Financial institutions single premium annuities — indexed	$1,489	$1,102	$291
Financial institutions single premium annuities — fixed	332	628	587
Retail single premium annuities — indexed	1,533	1,879	1,662
Retail single premium annuities — fixed	97	160	146
Education market — fixed and indexed annuities	194	207	237

Total fixed annuity premiums	3,645	3,976	2,923
Variable annuities	47	52	61

Total annuity premiums	$3,692	$4,028	$2,984

Annuities are long-term retirement saving instruments that benefit from income accruing on a tax-deferred basis. The issuer of the annuity collects premiums, credits interest or earnings on the policy and pays out a benefit upon death, surrender or annuitization. Single premium annuities are generally issued in exchange for a one-time lump-sum premium payment. Certain annuities, primarily in the education market, have premium payments that are flexible in both amount and timing as determined by the policyholder and are generally made through payroll deductions.

Annuity contracts are generally classified as either fixed rate (including fixed-indexed) or variable. With a traditional fixed rate annuity, GALIC seeks to maintain a desired spread between the yield on its investment portfolio and the rate it credits. GALIC accomplishes this by: (i) offering crediting rates that it has the option to change after any initial guarantee period (subject to minimum interest rate and other contractual guarantees); (ii) designing annuity products that encourage persistency; and (iii) maintaining an appropriate matching of assets and liabilities.

A fixed-indexed annuity provides policyholders with the opportunity to receive a crediting rate tied, in part, to the performance of an existing market index (generally the S&P 500) while protecting against the related downside risk through a guarantee of principal (excluding surrender charges, market value adjustments, and certain benefit charges). GALIC purchases call options designed to substantially offset the effect of the index participation in the liabilities associated with fixed-indexed annuities.

As an ancillary product in its education market, GALIC offers a limited amount of variable annuities. With a variable annuity, the earnings credited to the policy vary based on the investment results of the underlying investment options chosen by the policyholder, generally without any guarantee of principal except in the case of death of the insured. Premiums directed to the underlying investment options maintained in separate accounts are invested in funds managed by various independent investment managers. GALIC earns a fee on amounts deposited into separate accounts. Subject to contractual provisions, policyholders may also choose to direct all or a portion of their premiums to various fixed rate options, in which case GALIC earns a spread on amounts deposited.

The table below shows the earnings before income taxes for the annuity segment both before and after the impact of fair value accounting for derivatives related to fixed-indexed annuities (“FIAs”) (dollars in millions):

Year ended December 31,
	2014	2013	2012
Annuity earnings before income taxes — before change in fair value of derivatives related to FIAs
Impact of the change in fair value of derivatives related to FIAs (a)

Annuity segment earnings before income taxes

[Information to be provided in pre-effective amendment]

(a)	Fixed-indexed annuities, which represented approximately one-half of annuity benefits accumulated at December 31, 2014, provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that an increase in the liabilities, due to an increase in the market index, will generally be offset by unrealized and realized gains on the call options purchased by GALIC. Both the index-based component of the annuities and the related call options are considered derivatives that must be marked-to-market through earnings each period. Fluctuations in interest rates and the stock market, among other factors, can cause volatility in the periodic measurement of fair value of the embedded derivative that management believes can be inconsistent with the long-term economics of these products.

Marketing

GALIC sells its single premium annuities, excluding bank production (discussed below), primarily through a retail network of approximately 60 national marketing organizations (“NMOs”) and managing general agents (“MGAs”) who, in turn, direct over 1,200 actively producing agents.

GALIC also sells single premium annuities in financial institutions through direct relationships with certain banks and through independent agents and brokers. The table below shows the financial institutions that accounted for GALIC’s largest sources of annuity premiums in 2014:

% of Total Annuity Premiums
Wells Fargo & Company	10.5%
BB&T Corporation	8.9%
The PNC Financial Services Group, Inc.	5.1%
Citizens Financial Group, Inc.	4.3%
Regions Financial Corporation	4.1%

In the education market, schools may allow employees to save for retirement through contributions made on a before-tax basis. Federal income taxes are not payable on pretax contributions or earnings until amounts are withdrawn. GALIC sells its education market annuities directly through writing agents rather than through NMOs and MGAs.

GALIC is licensed to sell its fixed annuity products in all states except New York; it is licensed to sell its variable products in all states except New York and Vermont. At December 31, 2014, GALIC had approximately 479,000 annuity policies in force. The states that accounted for 5% or more of GALIC’s annuity premiums in 2014 and the comparable preceding years are shown below:

	2014	2013	2012
Florida	9.2%	8.9%	9.8%
California	8.5%	7.3%	8.6%
North Carolina	6.2%	5.1%	4.9%
Pennsylvania	6.0%	6.9%	5.6%
Ohio	5.7%	6.6%	6.1%

Competition

GALIC’s annuity businesses operate in highly competitive markets. They compete with other insurers and financial institutions based on many factors, including: (i) ratings; (ii) financial strength; (iii) reputation; (iv) service to policyholders and agents; (v) product design (including interest rates credited, bonus features and index participation); (vi) commissions; and (vii) number of school districts in which a company has approval to sell. Since most policies are marketed and distributed through independent agents, the insurance companies must also compete for agents.

No single insurer dominates the markets in which GALIC’s annuity businesses compete. See Risk Factors Related to GALIC’s Business. Competitors include (i) individual insurers and insurance groups, (ii) mutual funds and (iii) other financial institutions. In a broader sense, GALIC’s annuity businesses compete for retirement savings with a variety of financial institutions offering a full range of financial services. In the bank annuity market, GALIC’s annuities compete directly against competitors’ bank annuities, certificates of deposit and other investment alternatives at the point of sale. In addition, over the last few years, several offshore and/or hedge fund companies have made significant acquisitions of annuity businesses, resulting in annuity groups that are larger in size than GALIC’s annuity business and that are likely to become more aggressive in marketing their products.

Sales of annuities, including renewal premiums, are affected by many factors, including: (i) competitive annuity products and rates; (ii) the general level and volatility of interest rates, including the slope of the yield curve; (iii) the favorable tax treatment of annuities; (iv) commissions paid to agents; (v) services offered; (vi) ratings from independent insurance rating agencies; (vii) other alternative investments; (viii) performance and volatility of the equity markets; (ix) media coverage of annuities; (x) regulatory developments regarding suitability and the sales process; and (xi) general economic conditions.

Run-off Life Segment

Although GALIC no longer actively markets new life insurance products, it continues to service and receive renewal premiums on its in-force block of approximately 136,000 policies and $15.81 billion gross ($3.66 billion net of reinsurance) of life insurance in force at December 31, 2014. Renewal premiums, net of reinsurance, were $20 million in 2014, $21 million in 2013 and $22 million in 2012. At December 31, 2014, GALIC’s life insurance reserves were $363 million, net of reinsurance recoverables.

The vast majority of GALIC’s investment in its run-off life operations is in its subsidiary, Manhattan National Life Insurance Company (“MNL”). MNL’s GAAP equity (excluding net unrealized gains on marketable securities) was $15 million at December 31, 2014.

Medicare Supplement and Critical Illness Businesses

In 2012, GALIC sold its Medicare supplement and critical illness businesses to Cigna Corporation for $326 million in cash. As part of this agreement, GALIC reinsured all of the life and annuity business from the companies sold through a 100% coinsurance agreement.

Investment Portfolio

General

A summary of GALIC’s fixed maturities and equity securities is shown in Note F to the financial Statements. For additional information on GALIC’s investments, see Management’s Discussion and Analysis – “Investments.”

Fixed Maturity Investments

GALIC’s bond portfolio is invested primarily in taxable bonds. The following table shows GALIC’s available for sale fixed maturities by Standard & Poor’s Corporation or comparable rating as of December 31, 2014 (dollars in millions).

	Amortized	Fair Value
	Cost	Amount	%
S&P or comparable rating
AAA, AA, A	$14,613	$15,358	66%
BBB	4,640	4,903	21%

Total investment grade	19,253	20,261	87%

BB	625	647	3%
B	296	306	1%
CCC, CC, C	643	754	3%
D, not rated	1,130	1,260	6%

Total non-investment grade	2,694	2,967	13%

Total	$21,947	$23,228	100%

The National Association of Insurance Commissioners (“NAIC”) has retained third-party investment management firms to assist in the determination of appropriate NAIC designations for mortgage-backed securities (“MBS”) based not only on the probability of loss (which is the primary basis of ratings by the major ratings firms), but also on the severity of loss and statutory carrying value. Approximately 23% of GALIC’s fixed maturity investments are MBS. At December 31, 2014, 98% (based on statutory carrying value of $21.2 billion) of GALIC’s fixed maturity investments held by its insurance companies had an NAIC designation of 1 or 2 (the highest of the six designations).

Equity Investments

At December 31, 2014, GALIC held common and perpetual preferred stocks classified as available for sale with a fair value of $386 million.

Regulation

GALIC’s insurance company subsidiaries are subject to regulation in the jurisdictions where they do business. In general, the insurance laws of the various states establish regulatory agencies with broad administrative powers governing, among other things, premium rates, solvency standards, licensing of insurers, agents and brokers, trade practices, forms of policies, maintenance of specified reserves and capital for the protection of policyholders, deposits of securities for the benefit of policyholders, investment activities and relationships between insurance subsidiaries and their parents and affiliates. Material transactions between insurance subsidiaries and their parents and affiliates generally must receive prior approval of the applicable insurance regulatory authorities and be disclosed. In addition, while differing from state to state, these regulations typically restrict the maximum amount of dividends that may be paid by an insurer to its shareholders in any twelve-month period without advance regulatory approval. Such limitations are generally based on net earnings or statutory surplus. Under applicable restrictions, the maximum amount of dividends available to GALIC in 2015 from its insurance subsidiaries without seeking regulatory clearance is approximately $356 million.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), among other things, established a Federal Insurance Office (“FIO”) within the U.S. Treasury. Under this law, regulations will need to be created for the FIO to carry out its mandate to focus on systemic risk oversight. The FIO has gathered information regarding the insurance industry and submitted a report to Congress in December 2013. The report concluded that a hybrid approach to regulation, involving a combination of state and federal government action, could improve the U.S. insurance system by attaining uniformity, efficiency and consistency, particularly with respect to solvency and market conduct regulation. It is too early to predict the extent to which the report’s recommendations might result in changes to the current state-based system of insurance industry regulation or ultimately impact GALIC’s operations.

Most states have created insurance guaranty associations that assess solvent insurers to pay claims of insurance companies that become insolvent. In the second quarter of 2013, GALIC’s annuity segment recorded a pretax charge of $5 million to cover expected assessments from state guaranty funds related to the insolvency and liquidation of Executive Life Insurance Company of New York, an unaffiliated life insurance company. Annual guaranty assessments for GALIC’s insurance companies have not been material.

Properties

GALIC and its insurance subsidiaries lease the majority of their office and storage facilities from American Financial Group, Inc., its ultimate parent, in the Company’s home offices in Cincinnati.

Risks Factors Related to GALIC’s Business

In addition to the other information set forth in this Prospectus, the following factors could materially affect GALIC’s business, financial condition, cash flows or future results. Any one of these factors could cause GALIC’s actual results to vary materially from recent results or from anticipated future results. The risks described below are not the only risks facing GALIC. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect GALIC’s business, financial condition and/or operating results.

Adverse developments in the financial markets and deterioration in global economic conditions could have a material adverse effect on GALIC’s results of operations and financial condition.

The highly volatile debt and equity markets, lack of liquidity, widening credit spreads and the collapse of several financial institutions during 2008 and early 2009 resulted in significant realized and unrealized losses in GALIC’s investment portfolio. Although global economic conditions and financial markets have improved, there is continued uncertainty regarding the duration and strength of the economic recovery, particularly slowing growth in China and the ongoing turmoil in parts of Europe. Economic growth in the U.S. and internationally may not continue or may be slow for an extended period of time. In addition, other developments (such as low oil prices) may put additional strain on the economy. See Quantitative and Qualitative Disclosures about Market Risk — “European Debt Exposure.” At December 31, 2014, GALIC’s net unrealized gain on fixed maturity investments was $1.28 billion consisting of gross gains of $1.34 billion and gross losses of $61 million. Although GALIC intends to hold its investments with unrealized losses until they recover in value, its intent may change for a variety of reasons as discussed in Management’s Discussion and Analysis — “Investments.” A change in GALIC’s ability or intent with regard to a security in an unrealized loss position would result in the recognition of a realized loss.

GALIC’s investment performance could also be adversely impacted by the types of investments, industry groups and/or individual securities in which it invests. As of December 31, 2014, 91% of GALIC’s investment portfolio was invested in fixed maturity securities. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. GALIC’s equity securities, which represent 2% of its investment portfolio, are subject to market price volatility.

MBS represented about 23% of GALIC’s fixed maturity securities at December 31, 2014. GALIC’s MBS portfolio will continue to be impacted by general economic conditions, including unemployment levels, real estate values and other factors that could negatively affect the creditworthiness of borrowers. MBS in which the underlying collateral is subprime mortgages or Alt-A mortgages (risk profile between prime and subprime) each represented 3% of GALIC’s total fixed maturity portfolio at December 31, 2014. See Quantitative and Qualitative Disclosures about Market Risk — “Fixed Maturity Portfolio.”

GALIC cannot predict whether, and the extent to which, industry sectors in which it maintains investments may suffer losses as a result of potential declines in commercial and economic activity, or how any such decline might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.

Investment returns are an important part of GALIC’s overall profitability. Accordingly, adverse fluctuations in the fixed income or equity markets could adversely impact GALIC’s profitability, financial condition or cash flows.

In addition, should economic conditions deteriorate, it could have a material adverse effect on GALIC’s insureds and reinsurers. However, the impact that this would have on GALIC’s business cannot be predicted.

Intense competition could adversely affect GALIC’s profitability.

GALIC’s annuity segment competes with individual insurers and insurance groups, mutual funds and other financial institutions. Competitors include the following companies and/or their subsidiaries: Allianz Life Insurance Company of North America, American Equity Investment Life Holding Company, American International Group Inc., Apollo Global Management (Aviva Life and Annuity Company and Athene), Forethought Life Insurance Company, Guggenheim Life and Annuity Company, ING Life Insurance and Annuity Company, Jackson National Life Insurance Company, Life Insurance Company of the Southwest, Lincoln National Corp., MetLife, Inc., Midland National Life Insurance Company, Mutual of Omaha Insurance Company, Pacific Life Insurance Company, Symetra Financial Corp. and Western National Life Insurance Company. Financial institutions annuity premiums represented almost half of GALIC’s annuity premiums in 2014 and have been a key driver in the growth of GALIC’s annuity business since 2009. In 2014, two large financial institutions accounted for nearly 40% of GALIC’s total sales through financial institutions. Although GALIC has been able to add several new banks in the last few years, the failure to replace these banks if they significantly reduce sales of GALIC annuities could reduce GALIC’s future growth and profitability. In the financial institutions annuity market, GALIC competes directly against competitors’ bank annuities, certificates of deposit and other investment alternatives at the point of sale.

Competition is based on many factors, including service to policyholders and agents, product design, reputation for claims handling, ratings and financial strength. Price, commissions, fees, profit sharing terms, interest crediting rates, technology and distribution channels are also important factors. Some of GALIC’s competitors have more capital and greater resources than GALIC, and may offer a broader range of products and lower prices than GALIC offers. If competition limits GALIC’s ability to write new or renewal business at adequate rates, its results of operations will be adversely affected.

GALIC’s revenues could be negatively affected if it is not able to attract and retain independent agents.

GALIC’s reliance on the independent agency market makes it vulnerable to a reduction in the amount of business written by agents. Many of GALIC’s competitors also rely significantly on the independent agency market. Accordingly, GALIC must compete with other insurance carriers for independent agents’ business. Some of its competitors offer a wider variety of products, lower price for insurance coverage or higher commissions. Loss of a substantial portion of the business that GALIC writes through independent agents could adversely affect GALIC’s revenues and profitability.

The inability to obtain reinsurance or to collect on ceded reinsurance could adversely impact GALIC’s results.

GALIC relies on the use of reinsurance to limit the amount of risk it retains. The availability and cost of reinsurance are subject to prevailing market conditions, which are beyond GALIC’s control and which may affect GALIC’s level of business and profitability. GALIC has reinsurance recoverables totaling $368 million, including $193 million from Hannover Life Reassurance Company of America (rated A+ by A.M. Best) and $3 million from Loyal American Life Insurance Company, a subsidiary of Cigna (rated A- by A.M. Best), related primarily to the reinsurance of certain benefits in its life operations. GALIC is also subject to credit risk with respect to its reinsurers, as GALIC will remain liable to its insureds if any reinsurer is unable to meet its obligations under agreements covering the reinsurance ceded.

GALIC is subject to comprehensive regulation, and its ability to earn profits may be restricted by these regulations.

GALIC is subject to comprehensive regulation by government agencies in the states and countries where its insurance company subsidiaries are domiciled and where these subsidiaries issue policies and handle claims. GALIC must obtain prior approval for certain corporate actions. The regulations may limit GALIC’s ability to obtain rate increases or take other actions designed to increase GALIC’s profitability. Such regulation is primarily intended for the protection of policyholders rather than securityholders.

In July 2010, the Dodd-Frank Act was signed into law. Among other things, this law established the Federal Insurance Office within the U.S. Treasury and authorizes it to gather information regarding the insurance industry and submit to Congress a plan to modernize and improve insurance regulation in the U.S.

Existing insurance-related laws and regulations may become more restrictive in the future or new restrictive laws may be enacted; it is not possible to predict the potential effects of these laws and regulations. The costs of compliance or the failure to comply with existing or future regulations could harm GALIC’s financial results and its reputation with customers.

The failure of GALIC’s insurance subsidiaries to maintain a commercially acceptable financial strength rating would have a significant negative effect on their ability to compete successfully.

Financial strength ratings are an important factor in establishing the competitive position of insurance companies and may be expected to have an effect on an insurance company’s sales. A downgrade out of the “A” category in GALIC’s insurers’ claims-paying and financial strength ratings could significantly reduce GALIC’s business volumes in certain lines of business, adversely impact GALIC’s ability to access the capital markets and increase GALIC’s borrowing costs.

GALIC may experience difficulties with technology or data security, which could have an adverse effect on its business or reputation.

GALIC uses computer systems to store, retrieve, evaluate and utilize company and customer data and information. Systems failures or outages could compromise GALIC’s ability to perform business functions in a timely manner, which could harm its ability to conduct business and hurt its relationships with business partners and customers. In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, GALIC’s systems may be inaccessible to employees, customers or business partners for an extended period of time. Even if GALIC’s employees are able to report to work, they may be unable to perform their duties for an extended period of time if the Company’s data or systems are disabled or destroyed.

GALIC’s computer systems are vulnerable to security breaches due to the sophistication of cyber-attacks, viruses, malware, hackers and other external hazards, as well as inadvertent errors, equipment and system failures, and employee misconduct. In addition, over time, and particularly recently, the sophistication of these threats continues to increase. GALIC’s administrative and technical controls as well as other preventative actions it takes to reduce the risk of cyber incidents and protect GALIC’s information may be insufficient to detect or prevent unauthorized access, other physical and electronic break-ins, cyber-attacks or other security breaches to GALIC’s computer systems or those of third parties with whom GALIC does business.

The increased risks identified above could expose GALIC to data loss, disruption of service, monetary and reputational damages and significant increases in compliance costs and costs to improve the security and resiliency of its computer systems. The compromise of personal, confidential or proprietary information could also subject GALIC to legal liability or regulatory action under evolving cyber-security, data protection and privacy laws and regulations enacted by the U.S. federal and state governments or other jurisdictions or by various regulatory organizations or exchanges. As a result, GALIC’s ability to conduct its business and our results of operations might be materially and adversely affected.

Changes in interest rates could adversely impact the spread GALIC earns on its annuity products.

The profitability of GALIC’s annuity business is largely dependent on spread (the difference between what it earns on its investments and the crediting rate it pays on its annuity contracts). Most of GALIC’s annuity products have guaranteed minimum crediting rates (ranging from 4% down to currently 1% on new business). During periods of falling interest rates, GALIC may not be able to fully offset the decline in investment earnings with lower crediting rates. During periods of rising rates, there may be competitive pressure to increase crediting rates to avoid a decline in sales or increased surrenders, thus resulting in lower spreads. In addition, an increase in surrenders could require the sale of investments at a time when the prices of those assets are lower due to the increase in market rates, which may result in realized investment losses.

Variations from the actuarial assumptions used to establish certain assets and liabilities in GALIC’s annuity business could negatively impact GALIC’s reported financial results.

The earnings on GALIC’s annuity products depend significantly upon the extent to which actual experience is consistent with the assumptions used in setting reserves and establishing and amortizing deferred policy acquisition costs (“DPAC”). These assumptions relate to investment yields (and spreads over fixed annuity crediting rates), benefit utilization rates, equity market performance, mortality, surrenders, annuitizations and other withdrawals. Developing such assumptions is complex and involves information obtained from company-specific and industry-wide data, as well as general economic information. These assumptions, and therefore GALIC’s results of operations, could be negatively impacted by changes in any of the factors listed above. For example, GALIC recorded a $2 million expense reduction in 2014 in its annuity business from the net impact of changes in assumptions related to future investment yields, future expected call option costs related to the fixed-indexed annuity business, crediting rates and lapses.

Adverse developments in the financial markets may limit GALIC’s access to capital.

Financial markets in the U.S. and elsewhere can experience extreme volatility, which exerts downward pressure on stock prices and limits access to the equity and debt markets for certain issuers, including GALIC.

If GALIC cannot obtain adequate capital or sources of credit on favorable terms, or at all, its business, operating results and financial condition would be adversely affected.

GALIC may be adversely impacted by a downgrade in its financial strength ratings.

GALIC and its subsidiary American Investors Life Insurance Company (“AILIC”) financial strength are both rated A (Excellent) by A.M. Best and A+ by Standard & Poor’s independent corporate credit rating agencies. GALIC is also rated A2 by Moody’s. GALIC believes that the ratings assigned by these independent insurance rating agencies are an important competitive factor because agents, potential policyholders, banks and school districts often use a company’s rating as an initial screening device in considering annuity products. GALIC believes that a rating in the “A” category by A.M. Best is necessary to successfully market tax-deferred annuities to public education employees and other non-profit groups and a rating in the “A” category by at least one rating agency is necessary to successfully compete in its other annuity markets. GALIC believes it can successfully compete in these markets with its respective ratings.

Selected Financial Data

[Selected financial data required by Item 11(f) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Management Discussion and Analysis

[Management’s discussion and analysis required by Item 11(h) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Quantitative and Qualitative Disclosures about Market Risk

[Information required by Item 11(j) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Financial Statements and Supplementary Data

[Financial statements and supplementary information required by Items 11(e) and (g) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Directors and Executive Officers

[Director and Executive Officer information required by Item 11(k) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Executive Compensation

[Executive compensation information required by Item 11(l) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Security Ownership of Certain Beneficial Owners and Management

[If applicable, security ownership information required by Item 11(m) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

Certain Relationships and Related Transactions and Director Independence

[If applicable, information on relationships, transactions and independence required by Item 11(n) of Form S-1 will be filed in a pre-effective amendment to this registration statement.]

The Registration Statement

We filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this prospectus. This prospectus was filed as a part of the Registration Statement, but it does not constitute the complete Registration Statement. The Registration Statement contains further information relating to the Company and the Contracts. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Securities and Exchange Commission, located at 100 F Street, N.E., Washington, D.C., and may also be accessed at www.sec.gov. The Securities and Exchange Commission file number for the Contract is 333-XXXXXX.

Statements in this prospectus discussing the content of the Contracts and other legal instruments are summaries. The actual documents are filed as exhibits to the Registration Statement. For a complete statement of the terms of the Contracts or any other legal document, refer to the appropriate exhibit to the Registration Statement.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

[Expense information will be filed by pre-effective amendment to this Registration Statement.]

Accounting fees	$
Filing fees	$
Legal fees	$
Registration fees	$
Miscellaneous	$

Item 14.	Indemnification of Directors and Officers

The Company’s Code of Regulations includes the following provisions related to indemnification of directors and officers.

Indemnification. Any present or future director, trustee or officer of the Corporation and any present or future director, trustee or officer of any other corporation serving as such at the request of the Corporation because of the Corporation’s interest in such other corporation, or the legal representative of any such director, trustee or officer, shall be indemnified by the Corporation against reasonable costs, expenses (exclusive of any amount paid to the Corporation in settlement) and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such director, trustee or officer or his legal representative may be made a party by reason of his being or having been such director, trustee or officer; provided (1) said action, suit or proceeding shall be prosecuted against such director, trustee or officer or against his legal representative to final determination, and it shall not be finally adjudged in said action, suit or proceeding that he had been derelict in the performance of his duties as such director, trustee or officer, or (2) said action, suit or proceeding shall be settled or otherwise terminated as against such director, trustee or officer or his legal representative without a final determination on the merits, and it shall be determined by the Board of Directors or trustees in such other manner as may be provided in such Articles of Incorporation or Code of Regulations that said director, trustee or officer had not in any substantial way been derelict in the performance of his duties as charged in such action, suit or proceeding.

Extent of Indemnification. The right of indemnification in this Article provided shall inure to each director and officer referred to in Section 1 hereof, whether or not he is such director of officer at the time such costs or expenses are imposed or incurred, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article; and in the event of his death shall extend to his legal representatives. Each person who shall act as a director or officer either of the Corporation, or, pursuant to the provisions of Section 1 of this Article, of any other corporation or association, shall be deemed to be doing so in reliance upon such right of indemnification. Such right of indemnification shall not be deemed exclusive of-any other right to which any such person may be entitled, under any By-Law, agreement, vote of stockholders, or otherwise.

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Part II—Page 1

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

(1)	Underwriting Agreement [to be filed by pre-effective amendment]

(2)	Plan of acquisition, reorganization, arrangement, liquidation or succession—Not applicable.

(3)(i)	Articles of Incorporation are filed herewith.

(3)(ii)	Bylaws [to be filed by pre-effective amendment]

(4)	(a) [Product Name] Individual Deferred Annuity Contract (Form No. Pxxxxx15) [to be filed by pre-effective amendment]

(b) [Rider Name] Guaranteed Withdrawal Benefit Rider (Form No. Rxxxxx15) [to be filed by pre-effective amendment]

(5)	Opinion re Legality [to be filed by pre-effective amendment]

(8)	Opinion re Tax Matters—Not applicable.

(9)	Voting Trust Agreement—Not applicable.

(10)	Materials Contracts—Not applicable.

(11)	Statement re Computation of Per Share Earnings—Not applicable.

(12)	Statements re Computation of Ratios—Not applicable.

(15)	Letter re Unaudited Interim Financial Information—Not applicable.

(16)	Letter re Change in Certifying Accountant—Not applicable.

(21)	Subsidiaries of the Registrant—Information about the subsidiaries of Great American Life Insurance Company is filed herewith.

(23)	(a) Consent of legal counsel [to be filed by pre-effective amendment]

(b) Consent of independent registered public accounting firm [to be filed by pre-effective amendment]

(24)	Powers of Attorney are filed herewith.

(25)	Statement of Eligibility of Trustee—Not applicable.

(26)	Invitation for Competitive Bids—Not applicable.

(99)	Additional Exhibits – None

(101)	Interactive Data File [to be filed by pre-effective amendment]

(b)	Financial Statements

[Financial statements and schedules will be filed by pre-effective amendment to this Registration Statement.]

1.	Financial Statements

2.	Financial Statement Schedules

Part II—Page 2

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Part II—Page 3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on November 6, 2015.

GREAT AMERICAN LIFE INSURANCE COMPANY

By:	/s/ Mark F. Muething
Mark F. Muething
Executive Vice President, Secretary & Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ S. Craig Lindner	President, Chief Executive Officer & Director
S. Craig Lindner*	November 6, 2015

/s/ Christopher P. Miliano	Executive Vice President, Chief Financial
Christopher P. Miliano*	Officer, Treasurer & Director
November 6, 2015

/s/ Mark F. Muething	Executive Vice President, Secretary & Director
Mark F. Muething*	November 6, 2015

/s/ Michael J. Prager	Director
Michael J. Prager*	November 6, 2015

/s/ Jeffrey G. Hester	Director
Jeffrey G. Hester*	November 6, 2015

/s/ John P. Gruber
*John P. Gruber, as Attorney-in-Fact

Date: November 6, 2015

Exhibit Index

(3)(i)	Articles of Incorporation

(21)	Subsidiaries of the Registrant—Information about the subsidiaries of Great American Life Insurance Company

(24)	Powers of Attorney